Exhibit 1.1

This Offer expires at 17:40 hours CET on 25 October 2017

OFFER MEMORANDUM

dated 11 October 2017

RECOMMENDED, UNCONDITIONAL AND IRREVOCABLE CASH OFFER

by

UNILEVER CORPORATE HOLDINGS NEDERLAND B.V.

FOR 100% OF THE ISSUED PREFERENCE SHARES

IN THE SHARE CAPITAL OF UNILEVER N.V.

	5.12	Commission	27

	5.13	Announcements	28

	5.14	Reservations	28

	5.15	Indicative timetable	29

6	Explanation and background of the Offer		30

	6.1	Introduction	30

	6.2	Background and strategic rationale of the Offer	30

	6.3	Substantiation of the Offer Price	31

	6.4	Bid premia	31

	6.5	Funding of the Offer	32

	6.6	Recommendation	32

	6.7	Treasury Preference Shares	33

	6.8	Cross-shareholdings	33

	6.9	Irrevocable Undertakings	34

	6.10	Consequences of the Offer for non-tendering Preference Shareholders	34

7	Information regarding the Company		39

	7.1	History of Unilever	39

	7.2	Business overview Unilever	39

	7.3	Group structure	39

	7.4	The NV Board	40

	7.5	Shareholdings of the members of the NV Board	41

	7.6	Major shareholders	42

	7.7	Trust Office	43

	7.8	Capital and Shares	44

	7.9	Share price development	45

8	Information on the Offeror and Unilever PLC		47

	8.1	Introduction	47

	8.2	Information on the Offeror	47

	8.3	Information on Unilever PLC	48

9	Tax aspects of the Offer and the Buy-Out		49

	9.1	Introduction	49

	9.2	Dutch dividend withholding tax	50

	9.3	Dutch taxes on income and capital gains	50

10	Further statements pursuant to the decree		54

	10.1	Declarations	54

	10.2	Costs	54

11	Press release		55

	11.1	Press release of Unilever dated 9 August 2017	55

12	Dutch language summary (Nederlandstalige samenvatting)		57

	12.1	Restricties	57

	12.2	Verantwoordelijkheid	57

	12.3	Nederlandstalige definities	58

	12.4	Bieder	60

	12.5	Het Bod en de uitnodiging aan Preferente Aandeelhouders	61

	12.6	Biedprijs	61

	12.7	Financiering van het Bod	62

	12.8	Aanvaarding van het Bod door Preferente Aandeelhouders	62

	12.9	Aanmelding	64

	12.10	Overdracht	65

13	Advisers, Exchange Agent and Administrative Tender Agent		66

1                                        SUMMARY OF THE OFFER AND TIMETABLE

1.1                              The Offer

This offer memorandum contains the details of, and the terms and conditions and restrictions to, the recommended, unconditional and irrevocable partial public offer (partieel bod) made by Unilever Corporate Holdings Nederland B.V. (the “Offeror”), a wholly-owned subsidiary of Unilever PLC, to all holders of issued Preference Shares in the share capital of Unilever N.V. (the “Company”) as set out below, against payment of the relevant offer price (the “Offer”):

Type of Preference Share		ISIN code	Nominal value		Offer Price
6% Preference Subshares		NL0000388742	EUR	42.86	EUR	307.80
7% Preference Shares	7% Preference (whole) Shares	NL0000388726	EUR	428.57	EUR	3,262
7% Preference Subshares	Depositary Receipts	NL0000388684	EUR	42.86	EUR	326.20
	Subshares of 7% Preference (whole) Shares for which no depositary receipts are issued	N/A

1.2                              Indicative timetable

Expected Date and Time	Event
11 October 2017	Commencement of the Offer Press release announcing the availability of this offer memorandum and the Position Statement, and commencement of the Offer
9:00 hours CET on 12 October 2017	Acceptance Period Start of the two (2) weeks’ Acceptance Period
17:40 hours CET on 25 October 2017	Acceptance Closing Date Deadline for Preference Shareholders wishing to tender Preference Shares in the Acceptance Period
No later than three (3) Business Days after the Acceptance Closing Date	Unconditional Date The date on which the Offeror publicly announces that it declares the Offer unconditional (het bod gestand doen)
No later than three (3) Business Days after the Unconditional Date

Post-Acceptance Period
When the Offer is declared unconditional, the Offeror will announce a Post-Acceptance Period for a period of one (1) week. During the Post-Acceptance Period, Preference Shareholders who have not yet tendered their Preference Shares under the Offer will be given the opportunity to do so on the same terms and subject to the same conditions and restrictions as the Offer

No later than five (5) Business Days after the Unconditional Date

Settlement Date
The date on which, in accordance with the terms and subject to the conditions of the Offer, the Offeror will pay the relevant Offer Price for each Preference Share validly tendered during the Acceptance Period

No later than five (5) Business Days after the end of any Post-Acceptance Period

Settlement Date for Preference Shares tendered during the Post-Acceptance Period
The date on which, in accordance with the terms and subject to the conditions of the Offer, the Offeror will pay the relevant Offer Price for each Preference Share validly tendered during the Post-Acceptance Period

2                                        RESTRICTIONS

2.1                              The Netherlands

The Offer is made in and from the Netherlands with due observance of the statements, conditions and restrictions included in this offer memorandum. Without prejudice to the Offeror’s right to reject defective tenders, the Offeror reserves the right to accept any tender, or purported tender, under the Offer which is made by, or on behalf of, a Preference Shareholder, even if it has not been made in the manner set out in this offer memorandum.

The distribution of this offer memorandum and the making of the Offer in jurisdictions other than the Netherlands or the United States of America (the “U.S.”) may be restricted or prohibited by law. The Offer is not made, and the Preference Shares will not be accepted for purchase from, or on behalf of, any Preference Shareholder, in any jurisdiction in which the making of the Offer or acceptance of the Offer would not be in compliance with the securities or other laws of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated by this offer memorandum. If you are in any doubt as to your eligibility to participate in the Offer, you should contact your professional adviser immediately.

However, acceptances of the Offer by Preference Shareholders not residing in the Netherlands or the U.S. will be accepted by the Offeror if such acceptances comply with (i) the acceptance procedure set out in this offer memorandum and (ii) the applicable laws in the jurisdiction from which such acceptances have been made. Persons obtaining this offer memorandum are required to take due note and observe all such restrictions and obtain any necessary authorisations, approvals or consents (to the extent applicable).

Outside of the Netherlands and the U.S., no actions have been taken (nor will actions be taken) to make the Offer possible in any jurisdiction where such actions would be required. In addition, this offer memorandum has not been filed with, or recognised by, the authorities of any jurisdiction other than the Netherlands.

Neither the Offeror, Unilever PLC nor the Company, nor any of their respective advisers, accepts any liability for any violation by any person of any such restriction. Any person, including custodians, nominees and trustees, who intends to forward this offer memorandum or any related document to any jurisdiction outside the Netherlands or the U.S. is advised to carefully read Sections 2 (Restrictions) and 3 (Important information) before taking any action.

The release, publication or distribution of this offer memorandum and any documentation regarding the Offer or the making of the Offer in jurisdictions other than the Netherlands or the U.S. may be restricted by law and therefore persons into whose possession this offer memorandum comes are advised to inform themselves of and observe those restrictions. A failure to comply with any of those restrictions may constitute a violation of the law of any of those relevant jurisdictions.

2.2                              United States of America

The Offer will be made in reliance on the exemption from certain requirements of Rule 13e-4 under the U.S. Securities Exchange Act of 1934, provided by Rule 13e-4(h)(8) thereunder, and otherwise in accordance with the requirements of U.S. and Dutch law. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including, with respect to, (i) the offer timetable, (ii) extensions of the Acceptance Period and (iii) timing of payments that are different from those applicable under U.S. tender offer procedures and laws. This offer memorandum will be furnished to the U.S. Securities and Exchange Commission (the “SEC”) on Form CB.

It may be difficult for U.S. Preference Shareholders to enforce their rights and any claims they may have arising under the U.S. federal securities laws in connections with the Offer, since the Offeror and the Company are located in countries other than the U.S., and some or all of their officers and directors may be residents of countries other than the U.S.

U.S. Preference Shareholders in the Company may not be able to sue the Offeror, the Company or their respective officers or directors in a non-U.S. court for violation of U.S. securities laws. Further, it may be difficult to compel the Offeror, the Company or their respective affiliates to subject themselves to the jurisdiction or judgment of a U.S. court.

The receipt of cash pursuant to the Offer by a U.S. Preference Shareholder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. The tax consequences of the Offer will depend on the individual situation of each U.S. Preference Shareholder. Each U.S. Preference Shareholder is urged to consult his or her independent professional adviser immediately regarding the tax consequences of accepting the Offer.

Neither the SEC nor any U.S. state securities commission has approved or disapproved the Offer, or passed any comment upon the adequacy or completeness of this offer memorandum. Any representation to the contrary is a criminal offence in the U.S.

The Offeror and its Affiliates may purchase or arrange to purchase Company securities otherwise than pursuant to the Offer, such as in open market or privately negotiated purchases. To the extent that information about such purchases is required to be publicly disclosed in the Netherlands in accordance with applicable regulatory requirements, such information will be available on the website of the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten, the “AFM”) (www.afm.nl) and on the website of the Company (www.unilever.com/investor-relations/investor-news/press-releases/). As applicable, this information will also be publicly disclosed in the U.S.

2.3                              Canada

The Offer will be made in Canada in reliance on the de minimis exemption under national instruments 62-104 of the Canadian Securities Administrators.

3                                        IMPORTANT INFORMATION

3.1                              Introduction

This offer memorandum contains, incorporates and refers to important information that should be read carefully before any Preference Shareholder makes a decision to tender Preference Shares under the Offer. Preference Shareholders are advised to seek independent advice where appropriate to reach a balanced judgment in respect of the contents of this offer memorandum and the Offer itself. In addition, Preference Shareholders may wish to consult their tax adviser regarding the tax consequences of tendering (or not tendering) their Preference Shares under the Offer.

3.2                              Legal requirements and approval AFM

This offer memorandum contains the information required by section 5:76 of the Dutch Financial Supervision Act (Wet op het financieel toezicht, the “DFSA”) in conjunction with section 8(1) of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft, the “Decree”) in connection with the Offer.

This offer memorandum contains information relating to listed and non-listed Preference Shares. The AFM is the competent authority to approve an offer document concerning an offer for securities admitted to trading on a regulated market in accordance with section 5:26(1) DFSA. Offers for securities not admitted to trading do not fall within the scope of section 5:74 DFSA. The AFM has approved this offer memorandum as an offer memorandum under section 5:76 of the DFSA on 10 October 2017.

3.3                              Position Statement

The information required by section 20(1) of the Decree in connection with the Offer is included in a separate position statement of the Company (the “Position Statement”). The Position Statement, including all appendices thereto, does not form part of this offer memorandum and has not been reviewed or approved by the AFM prior to publication. The Position Statement may be reviewed by the AFM after publication.

3.4                              Responsibility for information included in the offer memorandum

All information included in this offer memorandum has been provided solely by the Offeror and Unilever PLC. The Offeror and Unilever PLC are exclusively responsible for the accuracy and completeness of the information provided in this offer memorandum, including information in the offer memorandum provided by third parties. The Offeror, Unilever PLC and their respective board members as set out in Sections 8.2.3 (Management of the Offeror) and 8.3.4 (Management of

Unilever PLC) confirm that to the best of their knowledge and belief, having taken reasonable care to ensure that such is the case, the information contained in this offer memorandum is in accordance with the facts and contains no omission likely to affect its purport.

No person, other than the Offeror and Unilever PLC, is authorised to provide any information or to make any statement on behalf of the Offeror or Unilever PLC in connection with the Offer or any information contained in this offer memorandum. Any information or representation not contained in this offer memorandum, and provided or made by parties other than the Offeror or Unilever PLC, must not be relied upon as having been provided by or made by or on behalf of the Offeror or Unilever PLC.

Since the Offer constitutes a partial offer (partieel bod) as defined in the Decree, this offer memorandum does not include financial information regarding the Company. Such information will be included in the Position Statement.

3.5                              Governing law and jurisdiction

This offer memorandum and the Offer are, and any tender, purchase or transfer (levering) of Preference Shares will be, governed by and construed in accordance with the laws of the Netherlands. The Amsterdam District Court (rechtbank Amsterdam), the Netherlands, and its appellate courts shall have exclusive jurisdiction to settle any dispute which might arise out of or in connection with this offer memorandum, the Offer or any tender, purchase or transfer (levering) of Preference Shares, without prejudice to a Supreme Court appeal (cassatie). Accordingly, any legal action or proceedings arising out of or in connection with this offer memorandum, the Offer and/or any tender, purchase or transfer of Preference Shares may be brought exclusively in such courts.

3.6                              Language

This offer memorandum is published in English and a summary in Dutch is included in Section 12 (Dutch language summary (Nederlandstalige samenvatting)). In the event of any differences, whether or not in interpretation, between the English text of this offer memorandum and the Dutch language summary of this offer memorandum, the English text of this offer memorandum shall prevail.

3.7                              Contact details

The Offeror	Unilever PLC

Unilever Corporate Holdings	Unilever PLC
Nederland B.V.	Unilever House
Weena 455	100 Victoria Embankment
3013 AL Rotterdam	London EC4Y 0DY
The Netherlands	United Kingdom
+44 (0)20 7822 6830	+44 (0)20 7822 6830
investor.relations@unilever.com	investor.relations@unilever.com

The Company

Unilever N.V.
Weena 455
3013 AL Rotterdam
The Netherlands
+44 (0)20 7822 6830
investor.relations@unilever.com

Exchange Agent	Administrative Tender Agent

ABN AMRO Bank N.V.	SGG Financial Services B.V.
Corporate Broking (HQ7050)	Hoogoorddreef 15
Gustav Mahlerlaan 10	1101 BA Amsterdam
1082 PP Amsterdam	The Netherlands
The Netherlands	+31 (0)20 5222 555
+31 (0)20 344 2000	registerunilever@sgggroup.com
Corporate.broking@nl.abnamro.com

3.8                              Availability of information

Digital copies of this offer memorandum are available on the website of Unilever (www.unilever.com/investor-relations/unilever-shares/about-shares/). Copies of this offer memorandum are also available free of charge at the offices of the Company, the Exchange Agent and the Administrative Tender Agent at their addresses set out in Section 3.7 (Contact details). The website of Unilever does not constitute a part of, and is not incorporated by reference into, this offer memorandum.

The documents incorporated by reference into this offer memorandum are:

i)                 the articles of association (statuten) of the Company (the “Articles of Association”);

ii)              Unilever’s Annual Report and Accounts 2016; and

iii)           the Company’s overview of daily transaction details pertaining to the Company’s purchases under the Unilever Share Buy-Back Programme as announced on 18 May 2017; available for downloading on the website of the Company (www.unilever.com/investor-relations/unilever-shares/about-shares/).

3.9                              Forward-looking statements

This offer memorandum includes “forward-looking statements”, including statements about the expected timing and completion of the Offer. Forward-looking statements involve known or unknown risks and uncertainties because they relate to events and depend on circumstances that all occur in the future. Generally, words such as may, should, aim, will, expect, intend, estimate, anticipate, believe, plan, seek, continue or similar expressions identify forward-looking statements. Although the Offeror and Unilever PLC believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such statements will be fulfilled or prove to be correct, and no representations are made as to the future accuracy and completeness of such statements. The forward-looking statements involve unknown risks, uncertainties and other factors, many of which are outside the control of the Offeror and Unilever PLC, and are difficult to predict. These forward-looking statements are not guarantees of future performance. Any such forward-looking statements must be considered together with the fact that actual events or results may vary materially from such forward-looking statements due to, among other things, political, economic or legal changes in the markets and environments in which Unilever operates, to competitive developments or risks inherent to the business plans of Unilever and to uncertainties, risk and volatility in financial markets and other factors affecting Unilever.

The Offeror and Unilever PLC assume no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the applicable law and regulations or by any appropriate regulatory authority.

3.10                       Financial advisers

Morgan Stanley & Co. International plc and Centerview Partners UK LLP are acting as financial advisers to Unilever PLC in the preparation of the Offer. The financial advisers have provided advice on strategy, tactics and on the methodology used for the valuation of the Preference Shares. Separately,

Morgan Stanley & Co. International plc and Centerview Partners UK LLP are also advising the Unilever Group on the pending review of its legal structure.

Each of the Exchange Agent and the Administrative Tender Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer.

In the ordinary course of business, the aforementioned financial advisers and their respective Affiliates may actively trade or hold securities or loans of Unilever PLC and the Company for its own account or for the accounts of customers, and accordingly such financial advisers or their respective Affiliates may at any time hold long or short positions in these securities or loans.

Brokers, dealers, commercial banks, trust companies and other nominees will upon request be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials related to the Offer to their customers. Except as set out above, the Offeror will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Preference Shares under the Offer.

The advisers listed in this Section 3.10 are acting exclusively for Unilever and for no one else in connection with the Offer and will not regard any other person, whether or not a recipient of this offer memorandum, as a client in relation to the Offer or any other matter set out in this offer memorandum and have no responsibility, duty of care or liability to anyone other than their respective clients for providing any protections afforded to such clients.

The aforementioned advisers have given their written consent to the references to their names in the form and context in which they appear in this offer memorandum.

4                                        DEFINITIONS AND INTERPRETATION

4.1                              Definitions

Except for Sections 11 (Press release) and 12 (Dutch language summary (Nederlandstalige samenvatting)), capitalised terms have the meaning set out in this Section 4.1 (Definitions).

“6% Preference Subshares” means the subshares of 6% Preference (whole) Shares with a nominal value of EUR 42.86 each in the capital of the Company. Each of the 6% Preference Subshares represents a tenth (1/10) of the value of a 6% Preference (whole) Share.

“6% Preference (whole) Shares” means the 6% cumulative preference shares with a nominal value of EUR 428.57 each in the capital of the Company. All 6% Preference (whole) Shares are issued in the form of subshares.

“7% Preference Shares” means the 7% Preference (whole) Shares and the 7% Preference Subshares together.

“7% Preference Subshares” means the subshares of 7% Preference (whole) Shares with a nominal value of EUR 42.86 each in the capital of the Company held by parties other than the Trust Office, together with the Depositary Receipts. Each of the 7% Preference Subshares represents one tenth (1/10) of the value of a 7% Preference (whole) Share.

“7% Preference (whole) Shares” means the 7% cumulative preference shares with a nominal value of EUR 428.57 each in the capital of the Company.

“Acceptance Closing Date” has the meaning set out in Section 5.6 (Acceptance Period (aanmeldingstermijn)).

“Acceptance Period” has the meaning set out in Section 5.6 (Acceptance Period (aanmeldingstermijn)).

“Administrative Tender Agent” has the meaning set out in Section 3.7 (Contact details).

“Affiliate” means any person directly or indirectly, solely or jointly, controlling or controlled by a relevant party, as the context requires.

“AFM” means the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten).

“Articles of Association” has the meaning set out in Section 3.8 (Availability of information).

“ASR” means ASR Levensverzekering N.V. and ASR Schadeverzekering N.V., collectively.

“Business Day” means a day other than a Saturday or a Sunday on which banks in the Netherlands according to the collective bargaining agreements for the banking sector (Algemene Bank-CAO) and Euronext are generally open for regular business.

“Buy-Out” has the meaning set out in Section 6.10.3 (Buy-Out).

“CET” means Central European Time or Central European Summer Time, as the case may be.

“CITA” has the meaning set out in paragraph (c) of Section 9.3.1 (The scope).

“Company” means Unilever N.V., a public company with limited liability incorporated under the laws of the Netherlands, with its corporate seat in Rotterdam, the Netherlands, and registered office at Weena 455, 3013 AL Rotterdam, the Netherlands and registered with Trade Register number 24051830.

“Corporations Act” means the Corporations Act 2001 (Cth).

“DCC” means the Dutch Civil Code.

“Decree” means the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft).

“Depositary Receipts” means the depositary receipts with a nominal value of EUR 42.86 each and issued by the Trust Office for 7% Preference Subshares.

“DFSA” means the Dutch Financial Supervision Act (Wet op het financieel toezicht).

“Dutch Corporate Entities” has the meaning set out in paragraph (b) of Section 9.3.2 (Residents in the Netherlands).

“Dutch Enterprise Chamber” means Enterprise Chamber (Ondernemingskamer) of the Court of Appeals of Amsterdam.

Dutch Individuals” has the meaning set out in paragraph (a) of Section 9.3.2 (Residents in the Netherlands).

“EUR” or “euro” means the lawful currency of the Netherlands.

“Euroclear Netherlands” means Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V., the Dutch depositary and settlement institute as referred to in the Securities Giro Act (Wet giraal effectenverkeer).

“Euronext” means Euronext Amsterdam N.V.

“Exchange Agent” has the meaning set out in Section 3.7 (Contact details).

“GBP” means the lawful currency of the United Kingdom.

“Intermediary” means an intermediary (intermediair) within the meaning of article 1 of the Securities (Bank Giro Transactions) Act (Wet giraal effectenverkeer).

“Irrevocable Undertakings” means the irrevocable undertakings dated 8 August 2017 entered into between each of ASR, NN and Unilever PLC to tender and transfer all Preference Shares held by them to Unilever PLC directly or to a subsidiary of Unilever PLC on the terms and subject to the conditions and restrictions set out in this offer memorandum.

“LTIP” has the meaning set out in Section 7.5.1 (Information on Shares held by the members of the NV Board).

“Merger Rules” means any rule or regulation promulgated pursuant to the DFSA and the Decree, the policy guidelines and instructions of the AFM, the SER Merger Code 2000 (SER-besluit Fusiegedragsregels 2000), the Works Councils Act (Wet op de ondernemingsraden), the rules and regulations of Euronext, the DCC and applicable competition laws and regulations.

“NN” means Nationale-Nederlanden Levensverzekering Maatschappij N.V. and Nationale-Nederlanden Schadeverzekering Maatschappij N.V., collectively.

“Non-Dutch Corporate Entities” has the meaning set out in Section 9.3.3 (Non-residents in the Netherlands).

“Non-Dutch Individuals” has the meaning set out in Section 9.3.3 (Non-residents in the Netherlands).

“NV Board” means the board of directors of the Company (comprising the same directors as the PLC Board).

“Offer” has the meaning set out in Section 5.1 (Offer).

“Offeror” means Unilever Corporate Holdings Nederland B.V., a company with limited liability incorporated under the laws of the Netherlands, with its corporate seat in Rotterdam, the Netherlands and registered office at Weena 455, 3013 AL

Rotterdam, the Netherlands and registered with Trade Register number 69569444, and a wholly-owned subsidiary of Unilever PLC.

“Offer Price” has the meaning set out in Section 5.2 (Offer Price).

“PLC Board” means the board of directors of Unilever PLC (comprising the same directors as the NV Board).

“Position Statement” has the meaning set out in Section 3.3 (Position Statement).

“Post-Acceptance Period” has the meaning set out in Section 5.10 (Post-Acceptance Period (na-aanmeldingstermijn)).

“Post-Closing Restructuring Measures” has the meaning set out in Section 6.10.5 (Post-Closing Restructuring Measures).

“Preference Shareholders” means the holders of the Preference Shares.

“Preference Shares” means the 6% Preference Subshares and the 7% Preference Shares.

“Reference Date” has the meaning set out in paragraph (a) of Section 6.4 (Bid premia).

“SEC” means the U.S. Securities and Exchange Commission.

“Section” means a section of this offer memorandum.

“Settlement” means the transfer of the Tendered Preference Shares by the Preference Shareholders to the Offeror against payment of the relevant Offer Price by the Offeror in respect of each Tendered Preference Share.

“Settlement Date” has the meaning set out in Section 5.9 (Settlement).

“Shares” means all shares issued by the Company, including the Preference Shares.

“Tendered Preference Shares” means the Preference Shares that are validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) after the Offeror announces that the Offer is declared unconditional (gestand wordt gedaan) and are transferred (geleverd) by the Preference Shareholders for acceptance to the Offeror pursuant to the Offer prior to or on the Acceptance Closing Date.

“Trade Register” means the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel).

“Treasury Preference Shares” means the Preference Shares held in treasury by the Company.

“Trust Office” means Stichting Administratiekantoor Unilever N.V.

“Unconditional Date” has the meaning set out in Section 5.7 (Declaring the Offer unconditional (gestanddoening)).

“Unilever” or “Unilever Group” means the Company, Unilever PLC, the Offeror and their respective group companies within the meaning of section 2:24b DCC.

“Unilever PLC” means Unilever PLC, a public company with limited liability incorporated under the laws of England and Wales, with registered office at Port Sunlight, Wirral, Merseyside CH62 4ZD, United Kingdom and with company number 00041424.

“U.S.” means the United States of America.

4.2                              Interpretation

Except for Section 11 (Press release), unless the context requires otherwise:

(a)                                any reference to any gender shall include all genders;

(b)                                any reference to a person shall include reference to any individual, company, association, partnership or joint venture;

(c)                                 any reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)                                any reference to the singular also includes the plural and vice versa;

(e)                                 any references to “law” and “laws” shall be treated as references to any binding law, regulation, directive, covenant, guideline, rule, regulation, standard, circular or general policy rule of any governmental or regulatory body in any jurisdiction in force from time to time;

(f)                                  any reference to any foreign legal term for any action, remedy, method or form of proceedings, court or any other legal concept or matter shall be deemed a reference to the Dutch legal concept or matter, or to the legal concept or matter which most nearly approximates the Dutch legal concept or matter as interpreted in a Dutch context; and

(g)                                 headings are for identification only and shall not affect the interpretation of this offer memorandum.

5                                        INVITATION TO THE PREFERENCE SHAREHOLDERS

5.1                              Offer

The Offeror hereby makes a recommended partial cash offer (partieel bod) to all Preference Shareholders to purchase their Preference Shares on the terms and subject to the conditions and restrictions set forth in this offer memorandum. Preference Shareholders are advised to review this offer memorandum, including all documents incorporated by reference into this offer memorandum, and in particular Sections 2 (Restrictions) and 3 (Important information), completely and thoroughly and to seek independent financial, legal and/or tax advice where appropriate in order to reach a balanced judgment with respect to the Offer and this offer memorandum. Preference Shareholders who consider not tendering their Preference Shares are advised to review Section 6.10 (Consequences of the Offer for non-tendering Preference Shareholders), in particular.

With reference to all terms, conditions, restrictions and statements included in this offer memorandum, Preference Shareholders are hereby invited to tender their Preference Shares under the Offer in the manner, on the terms and subject to the conditions and restrictions set out in this offer memorandum.

The Offer is not subject to any conditions precedent being fulfilled; see also Section 5.7 (Declaring the Offer unconditional (gestanddoening)). When reference is made in this offer memorandum to the “conditions” of the Offer, such term pertains only to the conditions that should be taken into account by the Preference Shareholders when tendering their Preference Shares.

5.2                              Offer Price

For each Preference Share tendered under the Offer, the Offeror offers the Offer Price, on the terms and subject to the conditions and restrictions set out in this offer memorandum. The Offer Price is offered for each of the Preference Shares validly tendered pursuant to the Offer (or defectively tendered, provided that such defect has been waived by the Offeror) and transferred (geleverd), subject to the Offer being declared unconditional (gestanddoening).

The Offer Price per Preference Share will be paid in cash (cum dividend), without interest and without withholding of taxes. For more information, reference is made to Section 9 (Tax aspects of the Offer and the Buy-Out). The Offer Price differs per type of Preference Share, as set out in the following table:

Type of Preference Share			ISIN code	Nominal value		Offer Price
6% Preference Subshares			NL0000388742	EUR	42.86	EUR	307.80
7% Preference Shares	7% Preference (whole) Shares		NL0000388726	EUR	428.57	EUR	3,262
	7% Preference Subshares	Depositary Receipts	NL0000388684	EUR	42.86	EUR	326.20
		Subshares of 7% Preference (whole) Shares for which no depositary receipts are issued	N/A

The Offer Price being “cum dividend” means that if the Company were to declare or pay any (interim) dividend whether in cash, shares or otherwise on the Preference Shares in the period prior to the Settlement Date (as defined in Section 5.9 (Settlement)), the Offer Price will be reduced by deducting any pre-tax amount so declared or distributed on a Preference Share from the Offer Price. This is subject only to the 2017 dividend paid on 6 September 2017 to the holders of Preference Shares who were registered as holders on 4 August 2017, which dividend will not be subtracted from the Offer Price.

Any adjustment of the Offer Price resulting from a dividend declaration or payment by the Company will be communicated by press release in accordance with Section 5.13 (Announcements).

5.3                              Acceptance by the Preference Shareholders

5.3.1                    General

The tender of any Preference Share by a Preference Shareholder constitutes an acceptance of the Offer by the Preference Shareholder. Before taking any action, Preference Shareholders should carefully verify how they hold their Preference Shares: through Intermediaries or directly (i.e. individually recorded in the Company’s shareholders register). If in doubt, Preference Shareholders should contact the Exchange Agent or the Administrative Tender Agent at +31 (0)20 344 2000 or +31 (0)20 5222 555, respectively.

5.3.2                    Acceptance by Preference Shareholders through Intermediaries

Preference Shareholders who hold their Preference Shares through an Intermediary are requested to make their acceptance known through their custodian, bank or stockbroker no later than by 17:40 hours CET on the Acceptance Closing Date (as defined in Section 5.6 (Acceptance Period (aanmeldingstermijn)).

The custodian, bank or stockbroker may set an earlier deadline for communication by Preference Shareholders in order to permit the custodian, bank or stockbroker to communicate the acceptance to the Exchange Agent in a timely manner. Accordingly, Preference Shareholders holding Preference Shares through an Intermediary should comply with the dates communicated by such Intermediary as such dates may differ from the dates and times set out in this offer memorandum.

Intermediaries may tender Preference Shares for acceptance only to the Exchange Agent and only in writing. In submitting the acceptance, the Intermediaries are required to declare that:

(a)                                they have the Tendered Preference Shares tendered by the relevant Preference Shareholder in their administration;

(b)                                each Preference Shareholder who accepts the Offer irrevocably represents and warrants to the Offeror that the relevant Tendered Preference Shares tendered by the Preference Shareholder are being tendered in compliance with the restrictions set out in Sections 2 (Restrictions) and 3 (Important information), and the other applicable laws of the jurisdiction(s) to which such Preference Shareholder is subject, and that no registration, approval or filing, with any regulatory authority of such jurisdiction is required in connection with the Tendered Preference Shares; and

(c)                                 they undertake to effect the transfer (levering) of these Tendered Preference Shares to the Offeror prior to or ultimately at the Settlement Date, provided that the Offeror declares the Offer unconditional (gestand doet).

Preference Shareholders are advised that each Preference Shareholder is responsible for transfer (levering) of its Preference Shares to the Offeror.

Subject to the valid withdrawal of any tender of the Preference Shares in accordance with sections 5b(5), 15(8) and 15a(3) of the Decree, the tendering of Preference Shares in acceptance of the Offer will constitute irrevocable instructions by the relevant Preference Shareholder to the relevant Intermediary to: (i) block any attempt to transfer (levering) the Preference Shares tendered by the relevant Preference Shareholder, so that on or before the Settlement Date no transfer (levering) of such Preference Shares may be effected (other than to the Exchange Agent on or prior to the Settlement Date if the Offeror declares the Offer unconditional (gestand doet) and the Preference Shares have been accepted for purchase), (ii) debit the securities account in which those Preference Shares are held on the Settlement Date in respect of all Tendered Preference Shares, against payment of the relevant Offer Price for such Preference Shares by the Exchange Agent on the Offeror’s behalf and (iii) effect the transfer (leveren) of those Tendered Preference Shares to the Offeror.

5.3.3                    Acceptance by Preference Shareholders individually recorded in the Company’s shareholders register

Preference Shareholders individually recorded in the Company’s shareholders register (“Registered Holders”) who wish to accept the Offer in respect of the Preference Shares so registered, and wish to transfer (leveren) those Preference Shares, must deliver a completed and signed acceptance form to the Administrative Tender Agent in accordance with the terms and subject to the conditions and restrictions of the Offer, which acceptance form should be received by the Administrative Tender Agent no later than on 17:40 hours CET on the Acceptance Closing Date. The acceptance forms are available upon request from the Administrative Tender Agent. The acceptance forms will also serve as a deed of transfer (akte van levering) with respect to the Preference Shares referenced in the acceptance form.

5.3.4                    Acceptance by Preference Shareholders holding certificates of bearer shares (bewijzen van aandelen aan toonder) with separate dividend coupons (K-stukken)

Preference Shareholders holding certificates of bearer shares (bewijzen van aandelen aan toonder) with separate dividend coupons (K-stukken) which by amendment of  the articles of association of the Company on 22 May 2006 were converted from bearer shares to registered shares, who wish to tender and transfer (leveren) the with these certificates of bearer shares corresponding Preference Shares under the Offer, must deliver these physical certificates of bearer shares with dividend coupons to the Administrative Tender Agent by registered mail, by hand, by courier or in person, together with a duly completed and signed submission form. In accordance with the terms and conditions of the Offer, the certificates of bearer shares with separate dividend coupons (K-stukken) must have been received by the Administrative Tender Agent no later than on 17:40 hours CET on the Acceptance Closing Date. The submission forms are available upon request from the Administrative Tender Agent.

5.4                              Representations and warranties by tendering Preference Shareholders

Each Preference Shareholder tendering Preference Shares under the Offer, by such tender, on the date that such Preference Shares are tendered, and up to and including the Settlement Date, subject to valid withdrawal of any tender:

(a)                                acknowledges that the tender of any Preference Shares constitutes an acceptance by the Preference Shareholder of the Offer with respect to the Preference Shares so tendered, on the terms and subject to the conditions of the Offer set out in this offer memorandum;

(b)                                represents and warrants to the Offeror that the Preference Shareholder has full capacity and authority to tender, sell and transfer (leveren) the Preference Shares, and has not entered into any other agreement to tender, sell or transfer (leveren) such Preference Shares stated to have been tendered to any party other than the Offeror (together with all rights attaching to the Preference Shares) and, at the time such Preference Shares are transferred (geleverd) to the Offeror, the Preference Shareholder will have sole legal and beneficial title to the Preference Shares and those Preference Shares are free of any third-party rights and restrictions of any kind, unless such third party rights and restrictions arise solely and result directly from such Preference Shares being held in book entry form in Euroclear Netherlands;

(c)                                 represents and warrants to the Offeror that the Preference Shares are tendered in compliance with the restrictions set out in Sections 2 (Restrictions) and 3 (Important information) and the securities and other applicable laws of the jurisdiction in which the Preference Shareholder is located or of which it is a resident, and no registration, approval or filing with any regulatory authority of that jurisdiction is required in connection with the tendering of such Preference Shares; and

(d)                                acknowledges and agrees with the Offeror and the Company, as of the date on which the Preference Shares are transferred (geleverd) to the Offeror, to have waived any and all rights or entitlements that the Preference Shareholder may have in its capacity as Preference Shareholder or otherwise in connection with its shareholding in the Company vis-à-vis any member of the Unilever Group (other than the Offeror for payment of the Offer Price) and any member of the board of the Offeror, the PLC Board or the NV Board.

5.5                              Withdrawal rights

Preference Shares tendered on or prior to the Acceptance Closing Date may not be withdrawn, subject to the right of withdrawal of any tender:

(a)                                following an announcement of a mandatory public offer in accordance with the provisions of section 5b(5) of the Decree, provided that such Preference Shares were already tendered prior to such announcement and withdrawn within seven (7) Business Days of such announcement;

(b)                                following the filing of a request with the Enterprise Chamber (Ondernemingskamer) of the Court of Appeals of Amsterdam (the “Dutch Enterprise Chamber”) to set a reasonable price for a mandatory public offer in accordance with the provisions of section 15(8) of the Decree, provided that (i) such request was granted, (ii) such Preference Shares were already tendered prior to the filing of such request and (iii) such Preference Shares were withdrawn within seven (7) Business Days of the date on which the judgment of the Dutch Enterprise Chamber was declared provisionally enforceable or became final and conclusive; or

(c)                                 following an increase of the Offer Price as a result of which the Offer Price no longer only consists of a cash component and a document is made generally available pursuant to section 15a(3) of the Decree, provided that such Preference Shares were already tendered before such document was made generally available and withdrawn within seven (7) Business Days following such document being made generally available.

To withdraw previously tendered Preference Shares, holders of Preference Shares held through Intermediaries must instruct the Intermediary they initially instructed to tender the Preference Shares to arrange for the withdrawal of such Preference Shares by the timely deliverance of a written or facsimile transmission notice of withdrawal to the Exchange Agent at the address set out in Section 3.7 (Contact details) and Registered Holders must timely deliver a written or facsimile transmission notice of withdrawal to the Administrative Tender Agent at the address set out in Section 3.7 (Contact details) and in the form as attached to the acceptance form.

Any notice of withdrawal for Preference Shares must specify the name of the person having tendered the Preference Shares to be withdrawn, the number of Preference Shares to be withdrawn and the name of the Registered Holder of the Preference Shares to be withdrawn, if different from that of the person who tendered such Preference Shares. The signature(s) on the notice of withdrawal of Preference Shares must be guaranteed by an Intermediary, unless such Preference Shares have been tendered for the account of any financial intermediary. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in the Offeror’s sole discretion, which determination will be final and binding. No withdrawal of Tendered Preference Shares will be deemed to have been properly made until all defects and irregularities (if any) have been cured or waived. None of the Offeror or any other member of the Unilever Group, the Exchange Agent, the Administrative Tender Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.6                              Acceptance Period (aanmeldingstermijn) without extension

The “Acceptance Period” under the Offer is a two (2) week period and begins at 9:00 hours CET on 12 October 2017 and expires at 17:40 hours CET on 25 October 2017 (the “Acceptance Closing Date”). There will not be an extension of the Acceptance Period pursuant to section 15 of the Decree.

5.7                              Declaring the Offer unconditional (gestanddoening)

The obligation of the Offeror to declare the Offer unconditional (het bod gestand doen) is not subject to any conditions precedent being fulfilled and is irrevocable. With reference to paragraph 6 of annex C of the Decree, it is noted for completeness sake that the Offeror will not withdraw the Offer if a third party makes a public offer for the Preference Shares before the Acceptance Closing Date or if a third party announces the intention to make such offer before that date.

No later than on the third (3rd) Business Day following the Acceptance Closing Date (such date being the “Unconditional Date”), the Offeror shall announce that the Offer is declared unconditional (gestand wordt gedaan) in accordance with section 16 of the Decree.

5.8                              No maximum acceptance threshold

Pursuant to section 1(c) of the Decree, the Offer qualifies as a partial offer (partieel bod) since it is intended for all Preference Shareholders and does not pertain to acquiring more than 30% of the voting rights in the general meeting of the Company.

Since the voting rights attached to all issued Preference Shares, including Preference Shares held by the Company in treasury (the “Treasury Preference Shares”), amount to approximately 23% of the voting rights in the Company’s general meeting, it will not be possible for the Offeror to acquire 30% or more of the voting rights in the Company’s general meeting through the Offer. This means that there will be no need for the Offeror to set a maximum percentage or number of Preference Shares to which the Offeror commits to purchasing. When the Offeror announces that the Offer is declared unconditional (gestand wordt gedaan), the Offeror will accept all Preference Shares that have been validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) and not previously properly withdrawn, in accordance with the procedures set out in Section 5.3 (Acceptance by the Preference Shareholders).

5.9                              Settlement

In the event that the Offeror announces that the Offer is declared unconditional (het bod gestand doen), Preference Shareholders who have validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) and transferred (geleverd) their Preference Shares for acceptance to the Offeror pursuant to the Offer on or prior to the Acceptance Closing Date will be paid the relevant Offer Price in respect of each Tendered Preference Share within five (5) Business Days of the Unconditional Date on the terms set out in this offer memorandum, as of which moment dissolution (ontbinding) or annulment (vernietiging) of a Preference Shareholder’s tender, sale or transfer (levering) of any Tendered Preference Shares shall not be permitted. The Offeror cannot guarantee that Preference Shareholders will receive the payment within the aforementioned period as this may depend on the moment of onward transfer of the payment by the Exchange Agent or Intermediary to such Preference Shareholder.

The date on which Settlement of the Offer begins is the “Settlement Date”. Settlement will only take place after the Offer has been declared unconditional (gestand wordt gedaan).

5.10                       Post-Acceptance Period (na-aanmeldingstermijn)

When the Offeror declares the Offer unconditional (het bod gestand doen), the Offeror will, in accordance with section 17 of the Decree, within three (3) Business Days of the Unconditional Date, announce a post-acceptance period (na-aanmeldingstermijn) (the “Post-Acceptance Period”) of one (1) week to enable Preference Shareholders who did not tender their Preference Shares during the Acceptance Period to tender their Preference Shares on the same terms and subject to the same conditions and restrictions as applicable to the Offer. The Post-Acceptance Period will start on the Business Day following the day of the announcement thereof.

The Offeror will publicly announce the results of the Post-Acceptance Period and the total amount and total percentage of Preference Shares held by it in accordance with section 17(4) of the Decree no later than on the third (3rd) Business Day following the last day of the Post-Acceptance Period.

The Offeror will continue to accept for payment of the Offer Price all Preference Shares validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) during such Post-Acceptance Period and shall pay for such Preference Shares within five (5) Business Days of the last day of the Post-Acceptance Period. The Offeror cannot guarantee that Preference Shareholders will receive the payment within such period.

During the Post-Acceptance Period, Preference Shareholders have no right to withdraw Preference Shares from the Offer, regardless of whether the Preference Shares have been validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) either during the Acceptance Period or the Post-Acceptance Period.

As of the relevant Settlement Date, dissolution (ontbinding) or annulment (vernietiging) of the tendering, sale or transfer (levering) of any Tendered Preference Share that has been tendered during the Post-Acceptance Period is not possible.

5.11                       Distributions following the Settlement Date

Any (interim) cash or share dividend or other distribution made in respect of Preference Shares not tendered under the Offer after the Settlement Date will be deducted pro rata from the price per Preference Share for the purpose of establishing such price in any Buy-Out (as defined in Section 6.10.3 (Buy-Out)) or other measure contemplated by Section 6.10.5 (Post-Closing Restructuring Measures). This is subject only to the 2017 dividend paid on 6 September 2017 to the holders of Preference Shares who were registered as holders on 4 August 2017, which amount will not be subtracted for such purpose.

5.12                       Commission

No costs will be charged to Preference Shareholders by the Offeror or the Company for the transfer (levering) of or payment for each Tendered Preference Share if an Intermediary is involved. Intermediaries will receive from the Offeror (via the Exchange Agent) a commission of (i) EUR 0.0464 in respect of each 6% Preference Subshare, (ii) EUR 1.6310 in respect of each 7% Preference (whole) Share and (iii) EUR 0.1441 in respect of each Depositary Receipt, validly tendered (or defectively tendered, provided that such defect has been waived by the Offeror) and transferred (geleverd), up to a maximum of EUR 1,000 per tendering Preference Shareholder account.

The commission must be claimed by the Intermediaries from the Offeror through the Exchange Agent within fifteen (15) Business Days after the Settlement Date. Upon the moment of claiming the commission, the Intermediaries will need to declare that they have executed the tender on behalf of the respective Preference Shareholders wishing to tender on a cost free basis.

The Offeror and the Company cannot rule out that custodians, banks or stockbrokers will charge costs to the Preference Shareholders. Costs may also be charged to Preference Shareholders by or on behalf of a foreign institution involved in the transfer (levering) of or payment for the Tendered Preference Shares. Preference Shareholders should consult their custodian, bank or stockbroker regarding any charges.

No costs will be charged to Registered Holders by the Offeror or the Company for the transfer (levering) of or payment for the Tendered Preference Shares that are individually recorded in the Company’s shareholders register.

5.13                       Announcements

Any announcements contemplated by this offer memorandum, including whether or not the Offeror declares the Offer unconditional (het bod gestand doen), will be issued by press release. Any press release issued by the Offeror and/or the Company will be made available on the website www.unilever.com/investor-relations/investor-news/press-releases/.

Subject to any applicable requirements of the Merger Rules and other applicable laws and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror will have no obligation to make any public announcement other than as described above or under applicable laws.

5.14                       Reservations

The Offer is being made with due observance of the statements, conditions and restrictions included in this offer memorandum. The Offeror reserves the right to accept any tender of Preference Shares under the Offer that is made by or on behalf of a Preference Shareholder, even if it has not been effected in the manner set out in Section 5.3 (Acceptance by the Preference Shareholders).

5.15                       Indicative timetable

Expected Date and Time	Event
11 October 2017	Commencement of the Offer Press release announcing the availability of this offer memorandum and the Position Statement and commencement of the Offer
9:00 hours CET on 12 October 2017	Acceptance Period Start of the two (2) weeks’ Acceptance Period
17:40 hours CET on 25 October 2017	Acceptance Closing Date Deadline for Preference Shareholders wishing to tender Preference Shares in the Acceptance Period
No later than three (3) Business Days after the Acceptance Closing Date	Unconditional Date The date on which the Offeror publicly announces that it declares the Offer unconditional (het bod gestand doen)
No later than three (3) Business Days after the Unconditional Date

Post-Acceptance Period
When the Offer is declared unconditional, the Offeror will announce a Post-Acceptance Period for a period of one (1) week. During the Post-Acceptance Period, Preference Shareholders who have not yet tendered their Preference Shares under the Offer will be given the opportunity to do so on the same terms and subject to the same conditions and restrictions as the Offer

No later than five (5) Business Days after the Unconditional Date

Settlement Date
The date on which, in accordance with the terms and subject to the conditions of the Offer, the Offeror will pay the relevant Offer Price for each Preference Share validly tendered during the Acceptance Period

No later than five (5) Business Days after the end of any Post-Acceptance Period

Settlement Date for Preference Shares tendered during the Post-Acceptance Period
The date on which, in accordance with the terms and subject to the conditions of the Offer, the Offeror will pay the relevant Offer Price for each Preference Share validly tendered during the Post-Acceptance Period

6                                        EXPLANATION AND BACKGROUND OF THE OFFER

6.1                              Introduction

On 9 August 2017, Unilever announced that it had agreed terms with NN and ASR for the acquisition of all their 6% Preference Subshares and 7% Preference Shares and its intention to acquire such Preference Shares by means of a public offer made by Unilever PLC (or any of its wholly-owned subsidiaries). Reference is made to the press release dated 9 August 2017 included in Section 11 (Press release).

6.2                              Background and strategic rationale of the Offer

The Preference Shares were issued by the Company between 1927 and 1964 and have a high nominal value compared to ordinary shares in the share capital of the Company. Under Dutch law, ordinary and preference shares are entitled to voting rights in proportion to their nominal value at any general meeting. Due to their high nominal value, the Preference Shares represent a relatively high number of votes in the general meeting of the Company.

In 2011, the Company launched a public offer for the Preference Shares. As a result of that public offer, the Company acquired 376,793 6% Preference Subshares, 248 7% Preference (whole) Shares and 73,146 Depositary Receipts which it currently holds in treasury. Reference is made to the table in Section 7.6 (Major shareholders) which contains an overview of the total amount of Treasury Preference Shares and Section 6.7 (Treasury Preference Shares) in respect of the contemplated cancellation of the Treasury Preference Shares.

Now, the Offeror wishes to acquire the Preference Shares through the Offer. The Offer represents an important step towards simplification of Unilever’s capital structure and improving corporate governance by strengthening the link between economic interest and voting rights for shareholders.

On 6 April 2017, Unilever announced that it would review its legal structure with the objective of achieving greater simplification and strategic flexibility. Unilever also announced that it would investigate and take actions, if appropriate, that assist in implementing that corporate structure change. The acquisition of the Preference Shares through the Offer made by the Offeror constitutes such an action. Meanwhile, the review by Unilever of its legal structure is still pending and is expected to be completed by the end of 2017. Announcements on the outcome of the review will be made when appropriate.

The Preference Shares to be acquired under the Offer will be held by the Offeror (or Unilever PLC or an Affiliate thereof) for its own account at least until the review by Unilever of its legal structure has been finalised and implemented. No further decisions have been made by Unilever PLC in respect of future plans for the Preference Shares, other than to acquire any remaining Preference Shares not yet owned by any member of the Unilever Group following the Offer (see Section 6.10 (Consequences of the Offer for non-tendering Preference Shareholders).

6.3                              Substantiation of the Offer Price

In establishing the relevant Offer Price for the Preference Shares, the willingness of ASR and NN to sell their Preference Shares to Unilever PLC (or its wholly-owned subsidiary) under the Offer has been a key factor. The Offer Price offered under the Offer is the result of arms’ length negotiations with ASR and NN, in which negotiations the Offeror and Unilever PLC considered:

(a)                                the bond value of the Preference Shares: determined by the right of Preference Shareholders to a (perpetual) fixed dividend amount. The present value of the dividend stream is estimated to be in the range of EUR 110-160 million, depending on the applicable discount rate and other variables assumed;

(b)                                the premium of the Preference Shares: determined by the fact that the Preference Shares carry approximately 20% of the voting rights in the general meeting of the Company and are non-cancellable, non-callable and non-convertible; and

(c)                                 relevant tax, accounting, legal and investor relations considerations.

As a result of the applicable interest-rate, the 6% Preference Subshares represent a lower present value than the 7% Preference Shares. This difference in value is reflected in the different Offer Prices for the respective Preference Shares.

Additionally, each of the 7% (whole) Preference Shares is divided into ten (10) 7% Preference Subshares. Each of the 7% Preference Subshares represents one tenth (1/10) of the value of a 7% (whole) Preference Share.

6.4                              Bid premia

Below is an overview of (i) the bid premia represented by the Offer Price for the 6% Preference Subshares and the 7% Preference Subshares and (ii) the ratios between the Offer Price and the average listing of the 6% Preference Subshares and the 7% Preference Subshares on Euronext over the past twelve (12) months. The bid premium and ratio in respect of the 7% Preference (whole) Shares are not included as these are highly illiquid with the last trade shown in 2012.

Bid Premia

The Offer Price represents per 6% Preference Subshare:

(a)                                a premium of 263.8% to the closing price on 8 August 2017 (the “Reference Date”);

(b)                                a premium of 248.3% to the average closing price for the three (3) month period prior to and including the Reference Date; and

(c)                                 a premium of 253.5% to the average closing price for the twelve (12) month period prior to (and including) the Reference Date.

The Offer Price represents per 7% Preference Subshare:

(a)                                a premium of 288.3% to the closing price per 7% Preference Subshare on the Reference Date;

(b)                                a premium of 288.3% to the average closing price for the three (3) month period prior to (and including) the Reference Date; and

(c)                                 a premium of 267.8% to the average closing price for the twelve (12) month period prior to (and including) the Reference Date.

Ratio Offer Price listing for the past twelve (12) months

The ratio between the Offer Price and the average listing on Euronext of the 6% Preference Subshares and 7% Preference Subshares over the past twelve (12) months, calculated on the Reference Date, are 3.53 and 3.68 respectively.

6.5                              Funding of the Offer

In accordance with section 7(4) of the Decree, Unilever PLC announced on 9 August 2017 that it has sufficient funds available to complete the Offer made by the Offeror and that the aggregate consideration under the Offer will be financed by utilising available cash and/or existing facilities.

6.6                              Recommendation

This Offer is made by the Offeror and the Preference Shares to be acquired under the Offer will be held by the Offeror (or Unilever PLC or an Affiliate thereof). Although the PLC Board and the NV Board each comprise the same persons, each of the PLC Board and the NV Board will have to consider the interests of its own stakeholders, including its shareholders and Preference Shareholders in case of the Company.

After having given due and careful consideration to the strategic rationale and the financial aspects and consequences of the proposed transaction, the NV

Board in its sole capacity as board of the Company has determined that the Offer made by the Offeror (i) is in the best interests of the Company and the Unilever Group as a whole, its business, shareholders and other stakeholders and (ii) provides an attractive price to the Preference Shareholders. Accordingly, the NV Board in its sole capacity as board of the Company fully supports and unanimously recommends the Offer to its Preference Shareholders for acceptance. More information is included in the Position Statement.

6.7                              Treasury Preference Shares

The Company intends to cancel all Treasury Preference Shares except for ten 6% Preference Subshares and one 7% Preference Share which the Company will continue to hold for purposes of preventing a potential delay of the Buy-Out as a result of the cancellation of all Treasury Preference Shares; reference is made to Section 6.10.3 (Buy-Out). The NV Board adopted a resolution to this effect on 22 September 2017.

At the date of this offer memorandum, an announcement in respect of the cancellation was published in the Dutch newspaper Trouw. With such announcement, the two month’ creditor opposition period has commenced, which will end on 11 December 2017. The cancellation of the relevant Treasury Preference Shares will become effective after the aforementioned creditor opposition period has ended without creditors having opposed the proposed cancellation or, if creditors do file opposition to the proposed cancellation, when such opposition has been withdrawn or lifted by the competent court in the Netherlands.

6.8                              Cross-shareholdings

As at 22 September 2017, Unilever N.V. (or the Company), Unilever PLC and the Offeror held, directly or indirectly, the following shares in each other’s share capital:

Name	Number of shares	Class of shares	In the share capital of	Voting rights (%)
Unilever N.V.	5,589,869	Ordinary shares	Unilever PLC	0.43
N.V. Elma, a subsidiary of Unilever N.V.	50,000	Deferred stock	Unilever PLC	0.12
UNUS Holding B.V., a subsidiary owned by Unilever N.V. (55%) and Unilever PLC (45%)	740,539	American depositary receipts	Unilever PLC	0.06
United Holdings Limited, a subsidiary of Unilever PLC	1,200	Special ordinary shares	Unilever N.V.	0.145

United Holdings Limited, a subsidiary of Unilever PLC	6	5 % cumulative preference shares	N.V. Elma, a subsidiary of Unilever N.V.	0.25
N.V. Elma, a subsidiary of Unilever N.V.	1	Deferred preference shares	United Holdings Limited, a subsidiary of Unilever PLC	0
Unilever US Investments Limited, a subsidiary of Unilever PLC	45,050,000,100	Ordinary shares	Unilever Corporate Holdings Nederland B.V.	100

For further information on the group structure of Unilever, reference is made to Section 7.3 (Group structure).

6.9                              Irrevocable Undertakings

ASR and NN together hold approximately 74.6% of the issued 6% Preference Subshares and 71.3% of the issued 7% Preference Shares. These interests represent approximately 97% of the outstanding Preference Shares and voting rights in the class meetings of the Preference Shares as a result of the Treasury Preference Shares the Company holds.

On 8 August 2017, each of ASR and NN entered into an Irrevocable Undertaking with Unilever PLC to tender and transfer all Preference Shares held by them to Unilever PLC directly or to a subsidiary of Unilever PLC on the terms and subject to the conditions and restrictions set out in this offer memorandum. Unilever PLC has not provided any information to ASR and NN that would be relevant to other Preference Shareholders in their decision-making to tender (or not tender) their Preference Shares under the Offer and that is not included in this offer memorandum.

Consequently, upon Settlement, the interests held by the Offeror will represent in any event at least approximately 97% of the outstanding Preference Shares. This will allow the Offeror to initiate the Buy-Out (as defined in Section 6.10.3 (Buy-Out)) directly after Settlement in order to obtain 100% of the Preference Shares.

6.10                       Consequences of the Offer for non-tendering Preference Shareholders

It is likely that the Offer, when it is declared unconditional (gestand wordt gedaan), has implications for the Preference Shareholders who did not tender their Preference Shares under the Offer. Therefore, Preference Shareholders are advised to carefully review this Section 6.10 (Consequences of the Offer for non-tendering Preference Shareholders), which describes certain implications and risks to which such Preference Shareholders will be subject to if they elect not to accept the Offer and the Offer is declared unconditional (gestand wordt gedaan) and settled. These risks are in addition to the risks associated with holding securities issued by the Company generally, such as the exposure to risks related to the business of the Unilever Group, the markets in which Unilever operates, as well as economic trends affecting such markets generally since such business, markets or trends may change from time to time.

6.10.1             Intentions following the Offer being declared unconditional

It is the intention of Unilever PLC to ultimately acquire 100% (one hundred per cent) of the Preference Shares. When the Offer is declared unconditional (gestand wordt gedaan), Unilever PLC intends to, as soon as possible after Settlement:

(a)                                have the Offeror, or any other member of the Unilever Group, acquire all Preference Shares not yet owned by it or any other member of the Unilever Group, at all times subject to the restrictions of the best price rule set forth in article 5:79 DFSA (irrespective of which member of the Unilever Group acts as the acquiring entity); and

(b)                                procure delisting of the (listed) Preference Shares from Euronext Amsterdam N.V. (“Euronext”).

The Preference Shares to be acquired will be held by the Offeror (or Unilever PLC or an Affiliate thereof) for its own account at least until the review by Unilever of its legal structure has been finalised and implemented.

6.10.2             Liquidity

The Preference Shares are currently already highly illiquid. The purchase of Preference Shares by the Offeror under the Offer, among other things, will further reduce the number of Preference Shareholders and the number of Preference Shares that might otherwise be traded publicly and could adversely affect the liquidity of the remaining Preference Shares not tendered and not held by the Offeror.

Furthermore, following the Settlement Date, the Offeror has the right to initiate any of the procedures set out in this Section 6.10, which could further adversely affect the liquidity and market value of the Preference Shares.

6.10.3             Buy-Out

When the Offer is declared unconditional (gestand gedaan) and Settlement has been completed, the 95%-thresholds for the admissibility of Offeror’s claim in buy-out (uitstoot) proceedings in accordance with section 2:359c of the Dutch Civil Code (“DCC”) (the “Buy-Out”) will be reached for each of the 6% cumulative preference shares and the 7% cumulative preference shares in the capital of the Company due to the Irrevocable Undertakings. Accordingly, the Offeror will, as soon as possible after Settlement, initiate the Buy-Out in order to obtain the remaining Preference Shares.

No Dutch dividend withholding tax (dividendbelasting) will be withheld by the Offeror from the payment of the consideration for the Preference Shares made upon the Buy-Out. The Offeror will bear any Dutch dividend withholding tax due in connection with the Buy-Out and pay an amount equal thereto, grossed-up for additional Dutch dividend withholding tax due in respect thereof, to the Dutch tax authorities. The Dutch income tax consequences of the Buy-Out are the same as the Dutch income tax consequences of the Offer. For more information, reference is made to Section 9 (Tax aspects of the Offer and the Buy-Out).

6.10.4             Delisting

The Offeror intends to terminate the listing of the Preference Shares on Euronext as soon as possible following the Offer being declared unconditional (gestand gedaan). This would further adversely affect the liquidity of any of the Preference Shares not tendered.

As a policy rule, in the case of a public offer, Euronext does not permit delisting until at least 95% of the respective class of shares is held by a single entity or by a group controlled by a single entity. Upon the Offer being declared unconditional (gestand gedaan) and Settlement, the 95%-threshold will be reached for each of the 6% Preference Subshares and the 7% Preference Shares due to the Irrevocable Undertakings. As a result, Unilever will pursue delisting of the Preference Shares as soon as possible after Settlement.

6.10.5             Post-Closing Restructuring Measures

Without prejudice to the Offeror’s obligation to declare the Offer unconditional (gestand doen) in accordance with its terms, it is the intention of Unilever to ultimately acquire 100% (one hundred per cent) of the Preference Shares and the Offeror’s willingness to pay the Offer Price is predicated on the acquisition of 100% (one hundred per cent) of the Preference Shares. Without prejudice to Section 6.10.3 (Buy-Out), Unilever therefore reserves the right to use any other legally permitted method available to it to obtain ownership of 100% (one hundred per cent) of the Preference Shares.

Unilever may decide to acquire any Preference Shares not tendered under the Offer in the future on terms and subject to conditions that are different from the terms and conditions of the Offer, including a higher or lower purchase price and against payment in cash or otherwise. Any acquisition of Preference Shares will take place subject to section 21(2) and 19 of the Decree and section 5:79 DFSA.

Following the Settlement Date, Unilever will have the right to effect or cause to effect any other restructuring of Unilever, some of which may have the effect of diluting the interest of any remaining Preference Shareholders (“Post-Closing Restructuring Measures”), including but not limited to:

(a)                                a statutory cross-border or domestic (bilateral or triangular) legal merger (juridische (driehoeks-)fusie) in accordance with section 2:309 et seq DCC between the Company, Unilever PLC, the Offeror or one or more members of the Unilever Group;

(b)                                a subsequent public offer for any Preference Shares held by minority Preference Shareholders;

(c)                                 a statutory (bilateral or triangular) legal demerger (juridische (driehoeks-)splitsing) of the Company in accordance with section 2:334a et seq DCC;

(d)                                a contribution of cash or assets to the Company in exchange for new shares issued, in which case the pre-emptive rights (voorkeursrechten), if any, of minority Preference Shareholders may be excluded;

(e)                                 a sale of all, substantially all, or a substantial part of the assets of the Company, which may or may not be followed by a distribution of proceeds to the Preference Shareholders, all in accordance with Dutch law and the Articles of Association;

(f)                                  a distribution of proceeds, cash or assets to the Preference Shareholders;

(g)                                 a sale and transfer of assets and liabilities within the Unilever Group;

(h)                                conversion of the Company into a private company with limited liability;

(i)                                    conversion or cancellation of the Preference Shares;

(j)                                   any combination of the foregoing; or

(k)                                any transaction, merger, restructuring, share issue, procedure or proceeding in relation to the Company, Unilever PLC, the Offeror or any other member of the Unilever Group required to effect the aforementioned objectives.

In the implementation of any Post-Closing Restructuring Measure, due consideration will be given to the interests of minority Preference Shareholders, if any.

6.10.6             Tax treatment of distributions

Unilever can offer no assurances and has no responsibility with respect to the tax treatment of any distribution made by the Company (or any successor entity to the Company) to Preference Shareholders in respect of the Preference Shares not tendered under the Offer, which distributions may include dividends, interest, repayments of principal, repayments of capital and liquidation distributions.

7                                        INFORMATION REGARDING THE COMPANY

7.1                              History of Unilever

The Company and Unilever PLC are the two parent companies of the Unilever Group. The Company was incorporated under the name Naamlooze Vennootschap Margarine Unie in the Netherlands in 1927. Unilever PLC was incorporated under the name Lever Brothers Limited in England and Wales in 1894.

Together with their group companies, the Company and Unilever PLC operate as nearly as practicable as a single economic entity. This is achieved by special provisions in the articles of association of each of the Company and Unilever PLC, together with a series of agreements between the Company and Unilever PLC (e.g. the Equalisation Agreement, the Deed of Mutual Covenants and the Agreement for Mutual Guarantees of Borrowing), known as the Foundation Agreements. Additionally, the NV Board and the PLC Board comprise of the same directors, the same accounting principles have been adopted and dividends are paid to the respective shareholders on an equalised basis.

Each of the ordinary shares in the Company represents the same underlying economic interest in the Unilever Group as each of the ordinary shares in Unilever PLC. However, the Company and Unilever PLC are separate legal entities with different shareholder constituencies and separate stock exchange listings. Shareholders cannot convert or exchange shares in the Company for shares in Unilever PLC or vice versa.

The Company is listed in Amsterdam and New York. Unilever PLC is listed in London and New York.

7.2                              Business overview Unilever

Unilever is one of the world’s leading suppliers of fast-moving consumer goods across foods, refreshment and home and personal care categories. Unilever has invested in a long-term strategy of categories and brands that deliver growth to the benefit of all stakeholders. See the website of Unilever (www.unilever.com) for more information on Unilever, including its business model, brands and strategy.

7.3                              Group structure

Unilever has a dual-headed structure meaning that it has two holding companies: the Company and Unilever PLC. The Company and Unilever PLC operate as a single business, with a common board of directors and headquarters in both Rotterdam and London.

Together with their group companies, the Company and Unilever PLC operate as a single economic entity, the “Unilever Group”. Reference is made to Section 7.1 (History of Unilever).

The Company and Unilever PLC have a common board of directors appointed by the general meetings of the Company and Unilever PLC. All matters relating to the Company and Unilever PLC are considered by a single intellect, reaching the same conclusion on the same set of facts, paying dividends to their respective shareholders on an equalised basis and agreeing to co-operate in all areas and ensure that all group companies act accordingly. This ensures that the Unilever Group achieves the substance of a single parent group in spite of the dual-headed structure. These arrangements also result in the Company and Unilever PLC:

•                  adopting the same accounting principles, standards and policies; and

•                  forming a single reporting entity for the purpose of presenting consolidated financial statements (these statements are prepared in accordance with the IFRS adopted by the European Union, and are in compliance with IFRS as issued by the IASB).

While the Company and Unilever PLC operate as a single business as set out above, they remain two distinct legal entities and consequently certain corporate, legal, tax, accounting and other matters relating exclusively to one of the two legal entities will be considered by the board of directors solely in its capacity as board of directors of that entity, and such entity may perform legal acts solely in its name rather than on behalf of the Unilever Group. Accordingly, as set out in more detail in Section 8 (Information on the Offeror and Unilever PLC), the Offer is made by a wholly-owned subsidiary of Unilever PLC, while Unilever N.V. is acting as target company for purposes of the Offer, as set out in Section 7 (Information regarding the Company), and the NV Board is recommending the Offer for acceptance as set out in Section 6.7 (Treasury Preference Shares).

7.4                              The NV Board

The NV Board consists of the following members:

NV Board member	Role
P G J M Polman	CEO / executive director
G Pitkethly	CFO / executive director
M Dekkers	Chairman / Non-executive director
N S Andersen	Non-executive director
L M Cha	Non-executive director
V Colao	Non-executive director
A M Fudge	Non-executive director
J Hartmann	Non-executive director

M Ma	Non-executive director
S Masiyiwa	Non-executive director
Y Moon	Non-executive director
J Rishton	Non-executive director
F Sijbesma	Non-executive director

The PLC Board consists of the same persons as the NV Board.

7.5                              Shareholdings of the members of the NV Board

Since the NV Board and the PLC Board comprise of the same persons, the information on shareholdings of and transactions concluded by the members of the NV Board as set out in this Section 7.5 (Shareholdings of the members of the NV Board) is identical for the members of the PLC Board.

7.5.1                    Information on Shares held by the members of the NV Board

On 25 September 2017, the members of the NV Board held the following Shares:

NV Board member	Number of depositary receipts of ordinary shares (unless stated otherwise)	Shares conditionally awarded under the LTIPs
P G J M Polman	942,090	206,435
G Pitkethly	44,221	45,492
M Dekkers	20,000 ordinary shares as New York registry shares	—
N S Andersen	6,014	—
L M Cha	660	—
V Colao	3,600	—
A M Fudge	196 ordinary shares as New York registry shares	—
J Hartmann	2,500	—
M Ma	860	—
Y Moon	2,000 ordinary shares as New York registry shares	—
J Rishton	3,340	—
F Sijbesma	10,000	—

The members of the NV Board, their spouses or registered partners, their underage children and legal entities over which they or those persons have control, do not hold any other securities in the Company than mentioned above.

The Company and Unilever PLC have long term incentive plans (“LTIPs”) in place for the executive directors — CEO and CFO — of the NV Board according to which they may be awarded Shares (other than Preference Shares) on a conditional basis. The LTIPs incentivise the executive directors to achieve Unilever’s clearly stated growth ambition by delivering sustained high performance and sustainable returns for shareholders over the longer term. The far right column in the table above sets forth conditional awards made to the executive directors. For more information on the LTIPs for the executive directors, see the Directors Remuneration Report on pages 49 to 72 of Unilever’s Annual Report and Accounts 2016, available on www.unilever.com/Images/unilever-annual-report-and-accounts-2016_tcm244-498744_en.pdf. There are no (long term) incentive plans in place for the non-executive directors of the NV Board.

7.5.2                    Transactions in the year prior to the date of the offer memorandum

The members of the NV Board carried out the following transactions with respect to the Shares in the year prior to the date of this offer memorandum:

Name	Buy / Sell	Number of depositary receipts of ordinary shares	Date of trade	Price per Share (EUR)
L M Cha	Buy	350	1 August 2017	49.11
J Hartmann	Buy	1,500	31 January 2017	37.60
M Ma	Buy	860	1 August 2017	49.21

Members of the NV Board, their spouses or registered partners, their underage children and legal entities over which they or those persons have control, have not carried out any transaction or concluded any agreement in respect of other securities in the Company other than those mentioned above during the year prior to the date of this offer memorandum.

7.6                              Major shareholders

The table below sets out the holders of actual direct and notifiable interests (substantiële deelneming), a holding of at least 3% in the share capital or voting rights in the Company as at 22 September 2017.

Name	Number of shares	Class of shares	Shareholding (%)	Voting rights (%)
Blackrock, Inc. [1]	66,624,332	Depositary receipts	3.00	3.78
	322,686.00	Contract for difference
NN Group N.V. [2]	5,322,260	Depositary receipts for ordinary shares	11.62	11.62
	206,655	7% Preference Subshares
	740,884	6% Preference Subshares

ASR Nederland N.V. [3]	1,594,969	Ordinary shares	5.60	5.60
	460,000	6% Preference Subshares
Unilever N.V. [4]	197,036,371	Ordinary shares	14.56	0
	2,400	Special ordinary shares
	376,793	6% Preference Subshares
	248	7% Preference (whole) Shares
	73,146	7% Preference Subshares
Trust Office [5]	1,328,498,652	Ordinary shares	60.75	60.75 (6)
	98,175	7% Preference Subshares

1 Information according to the latest substantial holding notification to the AFM by Blackrock, Inc on 2 November 2016. Therefore, the notification may contain outdated information.

2 Information provided by NN. The amount of shares deviates from the amount registered in the AFM register as the AFM register also includes the shares that are held by NN Group N.V. for third parties, which are not included in this table and will not be tendered under the Offer.

3 Information provided by ASR. The amount of shares deviates from the amount according to the latest substantial holding notification to the AFM by ASR on 6 October 2008 since subsequent transactions by ASR did not result in trespassing the relevant threshold for a subsequent substantial holding notification to the AFM.

4 The amount of shares deviates from the amount registered in the AFM register mainly due to purchases under the Unilever Share Buy-Back Programme and conversions of the various classes of shares in the capital of Unilever N.V. in units of the nominal value of one ordinary share (EUR 0.16), which did not result in trespassing the relevant threshold for a subsequent substantial holding notification to the AFM. Further, the AFM register lists only the total amount of shares per class, whereas the above table is further broken down into types of shares (i.e. special shares, subshares and certificates of subshares).

5 The amount of shares deviates from the amount registered in the AFM register due to purchases under the Unilever Share Buy-Back Programme and daily conversions of New York shares in certificates of ordinary shares and vice versa. Since no threshold for a subsequent substantial holding notification to the AFM was trespassed, these fluctuations were not recorded in the AFM register.

6 Pursuant to the administration conditions of the Trust Office, the Trust Office can only vote on the underlying shares for holders who do not request a voting proxy.

Notifications of investors can be found at the website of the AFM: www.afm.nl/en/professionals/registers/meldingenregisters.

7.7                              Trust Office

The Trust Office is a foundation (stichting) incorporated under Dutch law on 31 October 2005. The Trust Office has its statutory seat in Amsterdam, the Netherlands and its registered office at Hoogoorddreef 15, 1101 BA Amsterdam, the Netherlands.

The Trust Office has issued Depositary Receipts for the Company’s ordinary shares and for approximately 34% of the 7% Preference Subshares. All Depositary Receipts issued by the Trust Office are listed on Euronext.

The Trust Office votes on all Shares for which Depositary Receipts have been issued and which the holder of the Depositary Receipt has not voted on.

The Trust Office has full autonomy, within the limitations of its objects, and has a management board that is independent of the Company. The management board of the Trust Office appoints its own members, without any requirement for approval or co-operation by the Company. Each holder of Depositary Receipts may propose candidates to be appointed as member of the management board. In principle, members of the management board of the Trust Office are appointed for a term of four (4) years and may be re-appointed for not more than two additional terms.

At least once a year, or more frequently as it deems to be necessary or desirable, the Trust Office will convene a meeting of holders of Depositary Receipts.

For further information on the Trust Office, see www.administratiekantoor-unilever.nl/.

7.8                              Capital and Shares

7.8.1                    Authorised share capital

The authorised share capital of the Company is EUR 598,885,318 and is divided into:

Type of share	Number of shares	Nominal value		Total amount
Ordinary shares	3,000,000,000	EUR	0.16	EUR	480,000,000
Special ordinary shares	2,400	EUR	428.57	EUR	1,028,568
6% Preference Subshares	2,000,000	EUR	42.86	EUR	85,714,000
7% Preference Shares	75,0000	EUR	428.57	EUR	32,142,750

7.8.2                    Issued share capital

On 22 September 2017, the following Shares were issued and fully paid up:

Type of Share		Issued and fully paid up	ISIN code
Ordinary shares	Depositary receipts for ordinary shares	1,328,498,652	NL0000009355
	Ordinary shares	9,644,746	NL0000388619
	New York registry shares	188,765,178	CUSIP 904784709
	Non-listed ordinary shares	187,819,124	N/A
Special ordinary shares		2,400	N/A

6% Preference Subshares *		Listed 6% Preference Subshares	899,644	NL0000388742
		Non-listed 6% Preference Subshares	710,956	N/A
7% Preference Shares **	7% Preference (whole) Shares		302	NL0000388726
	7% Preference Subshares	Depositary Receipts	98,175	NL0000388684
		Subshares of 7% Preference (whole) Shares for which no depositary receipts are issued	188,805	N/A

* The total amount of 6% Preference Subshares registered at the AFM is 899,664 + 710,956 = 1,610,600.

** The total amount of 7% Preference Shares registered at the AFM is 29,000. When converted to whole shares instead of subshares where relevant and added up, the amount of 7% Preference Shares indicated in this table is 302 + (98,175/10) + (18,8805/10) = 29,000 and is therefore consistent with the AFM register.

7.9                              Share price development

The graphs below show the share price development of the 6% Preference Subshares and 7% Preference Subshares on Euronext in the period from 29 September 2016 through 29 September 2017 compared to the Offer Price for the 6% Preference Subshares and 7% Preference Subshares.

6% Preference Subshares

Source: Bloomberg

7% Preference Subshares

Source: Bloomberg

The 7% Preference (whole) Shares were last traded in 2012 for a price of EUR 989.

8                                        INFORMATION ON THE OFFEROR AND UNILEVER PLC

8.1                              Introduction

Pursuant to section 1:1 of the DFSA, the Offeror and Unilever PLC qualify as an offeror in respect of the Offer.

8.2                              Information on the Offeror

8.2.1                    Introduction

The Offeror is a private company with limited liability incorporated under the laws of the Netherlands, with its corporate seat in Rotterdam, the Netherlands, and registered with Trade Register number 69569444. The Offeror has its registered office at Weena 455, 3013 AL Rotterdam.

The Offeror has been established by Unilever PLC for purposes of making the Offer.

8.2.2                    Capital structure of the Offeror

The share capital of the Offeror consists of ordinary shares with a nominal value of EUR 0.01 (one euro cent) each. At the date of this offer memorandum, the issued share capital of the Offeror consists of 100 (one hundred) shares. Unilever US Investments Limited, a subsidiary of Unilever PLC that is wholly-owned and fully controlled by Unilever PLC, holds 100% (one hundred percent) of the ordinary shares in the share capital of the Offeror.

8.2.3                    The board of the Offeror

The board of directors of the Offeror consists of the following members:

Board member

R C Hazell
M G Roovers
R van Gelder

8.2.4                    Shareholdings and transactions of the members of the board of the Offeror

On 25 September 2017, the members of the Offeror’s board of directors held the following Shares:

Board member Offeror	Number of depositary receipts of ordinary shares (unless stated otherwise)	Shares conditionally awarded under the LTIPs
R C Hazell	—	—
M G Roovers	4,919	3,979
R van Gelder	3,528	7,128

The members of the Offeror’s board of directors carried out the following transactions with respect to the Shares in the year prior to the date of this offer memorandum:

Name	Buy / Sell	Number of depositary receipts of ordinary shares	Date of trade	Price per Share (EUR)
R van Gelder	Sell	1,442	14 February 2017	38.38

The members of the Offeror’s board of directors, their spouses or registered partners, their underage children and legal entities over which they or those persons have control, do not hold any other securities in the Company than mentioned above, nor have they carried out any transaction or concluded any agreement in respect of other securities in the Company other than those mentioned above during the year prior to the date of this offer memorandum.

8.3                              Information on Unilever PLC

8.3.1                    Introduction

Unilever PLC is a public company with limited liability incorporated under the laws of England and Wales, with company number 00041424. Unilever PLC has its registered office at Port Sunlight, Wirral, Merseyside CH62 4ZD, United Kingdom.

8.3.2                    Capital structure of Unilever PLC

At the date of this offer memorandum, Unilever PLC’s share capital is divided into two classes:

(a)                                1,310,156,361 ordinary shares with a nominal value of GBP 0.0311 (three and one ninth pence) each, which ordinary shares are admitted to listing in London and to trading on the London Stock Exchange; and

(b)                                100,000 deferred stock with a nominal value of GBP 1.00 each, all of which are held by wholly owned subsidiaries of the Company and Unilever PLC.

8.3.3                    Business description

Unilever PLC is one of the two parent companies of the Unilever Group. Reference is made to Section 7.2 (Business overview Unilever) for an overview of Unilever’s business.

8.3.4                    The PLC Board

The PLC Board consists of the same persons as the NV Board. Reference is made to Section 7.4 (The NV Board).

9                                        TAX ASPECTS OF THE OFFER AND THE BUY-OUT

9.1                              Introduction

This Section 9 outlines the principal Dutch tax consequences of the disposal of the Preference Shares under the Offer and the Buy-Out.

This Section 9 does not present a comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a Preference Shareholder. For Dutch tax purposes, a Preference Shareholder may include an individual, or an entity, that does not hold the legal title of the Preference Shares, but to whom nevertheless the Preference Shares, or their income, are attributed based either on this individual or entity owning a beneficial interest in the Preference Shares or based on specific statutory provisions. These include statutory provisions under which Preference Shares are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the Preference Shares.

This Section 9 is intended as general information only. A Preference Shareholder should consult his own tax adviser regarding the tax consequences of the disposal of the Preference Shares under the Offer and the Buy-Out.

This Section 9 is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date of this offer memorandum, including, for the avoidance of doubt, the tax rates applicable on that date, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

Any reference in this Section 9 made to Dutch taxes, Dutch tax or Dutch tax law must be construed as a reference to taxes of whatever nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

Any reference made to a treaty for the avoidance of double taxation, concluded by the Netherlands includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulation for the country of the Netherlands (Belastingregeling voor het land Nederland), the Tax Regulation the Netherlands Curaçao (Belastingregeling Nederland Curaçao), the Tax Regulation the Netherlands Saint Martin (Belastingregeling Nederland Sint Maarten) and the Agreement between the Taipei Representative Office in the Netherlands and the Netherlands Trade and Investment Office in Taipei, for the avoidance of double taxation.

9.2                              Dutch dividend withholding tax

No Dutch dividend withholding tax will be withheld by the Offeror from the payment of the Offer Price upon Settlement and from the payment of the consideration for the Preference Shares made upon the Buy-Out. The Offeror will bear any Dutch dividend withholding tax due in connection with the Offer and the Buy-Out and pay an amount equal thereto, grossed-up for additional Dutch dividend withholding tax due in respect thereof, to the Dutch tax authorities.

9.3                              Dutch taxes on income and capital gains

9.3.1                    The scope

This Section 9 does not describe the possible Dutch tax considerations or consequences that may be relevant to a Preference Shareholder:

(a)                                who is an individual and for whom the income or capital gains derived from the Preference Shares are attributable to employment activities, the income from which is taxable in the Netherlands;

(b)                                which has a substantial interest (aanmerkelijk belang) or a fictitious substantial interest (fictief aanmerkelijk belang) in the Company within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a substantial interest in the Company arises if the Preference Shareholder, alone or — in case of an individual — together with his partner, owns or holds certain rights to shares, including rights to directly or indirectly acquire shares, representing, directly or indirectly, 5% or more of the issued capital of the Company or of the issued capital of any class of shares, including the Preference Shares;

(c)                                 that is an entity which under the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”), is not subject to Dutch corporate income tax or is in full or in part exempt from Dutch corporate income tax (such as a qualifying pension fund);

(d)                                that is an investment institution (beleggingsinstelling) as described in article 6a or 28 CITA; or

(e)                                 that is entitled to the participation exemption (deelnemingsvrijstelling) with respect to the Preference Shares (as defined in article 13 CITA). Generally, a Preference Shareholder is entitled to the participation exemption if it is subject to Dutch corporate income tax and it, or a related entity, holds an interest of 5% or more of the nominal paid-up share capital in the Company.

9.3.2                    Residents in the Netherlands

The description of certain Dutch tax consequences in this Section 9.3.2 (Residents in the Netherlands) is only intended for the following Preference Shareholders:

(a)                                individuals who are resident or deemed to be resident in the Netherlands (“Dutch Individuals”); and

(b)                                entities or enterprises that are subject to the CITA and are resident or deemed to be resident in the Netherlands (“Dutch Corporate Entities”).

Dutch Individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Dutch Individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities (resultaat uit overige werkzaamheden) are generally subject to income tax at statutory progressive rates with a maximum of 52% with respect to any benefits derived or deemed to be derived from the Preference Shares, including any capital gains realised on their disposal under the Offer or the Buy-Out, that are attributable to:

(a)                                an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement (medegerechtigde) to the net worth of this enterprise other than as an entrepreneur or a shareholder; or

(b)                                miscellaneous activities, including, without limitation, activities which are beyond the scope of active portfolio investment activities (meer dan normaal vermogensbeheer).

Dutch Individuals not engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Generally, a Dutch Individual who is not engaged or deemed to be engaged in an enterprise or in miscellaneous activities, will be taxed under the regime for savings and investments (inkomen uit sparen en beleggen) with respect to any Preference Shares owned by him. Irrespective of the actual income or capital gains realized, such a Dutch Individual will be subject annually to an income tax imposed on a fictitious yield on the positive balance of the fair market value of all assets, including the Preference Shares, and the fair market value of all liabilities of the Dutch Individual that are taxed under this regime. This positive balance divided over up to three brackets, to which increasing fictitious yield percentages apply:

(i)                                    any amount up to EUR 75,000 has a fictitious yield of 2.87%;

(ii)                                 any amount in excess of EUR 75,000 and up to EUR 975,000 has a fictitious yield of 4.60%; and

(iii)                              any amount in excess of EUR 975,000 has a fictitious yield of 5.39%.

No taxation occurs if the positive balance does not exceed a certain threshold (heffingvrij vermogen), being EUR 25,000 in 2017. The fair market value of the assets, including the Preference Shares, and the liabilities that are taxed under this regime is measured, in general, exclusively on 1 January of every calendar year. The fictitious yield percentages are reassessed annually. The tax rate under the regime for savings and investments is a flat rate of 30%.

Dutch Corporate Entities

Dutch Corporate Entities are generally subject to corporate income tax at statutory rates up to 25% with respect to any benefits derived or deemed to be derived from the Preference Shares, including any capital gains realized on their disposal under the Offer or the Buy-Out.

9.3.3                    Non-residents in the Netherlands

The description of certain Dutch tax consequences in this Section 9.3.3 is only intended for the following Preference Shareholders:

(a)                                individuals who are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Individuals”); and

(b)                                entities that are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Corporate Entities”).

Non-Dutch Individuals

A Non-Dutch Individual will not be subject to any Dutch income taxes on capital gains in respect of the disposal of the Preference Shares under the Offer or the Buy-Out, unless:

(a)                                the Non-Dutch Individual derives profits from an enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of this enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the Preference Shares are attributable;

(b)                                the Non-Dutch Individual derives benefits from miscellaneous activities carried on in the Netherlands in respect of the Preference Shares, including (without limitation) activities which are beyond the scope of active portfolio investment activities; or

(c)                                 the Non-Dutch Individual is entitled to a share in the profits of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the Preference Shares are attributable.

Non-Dutch Corporate Entities

A Non-Dutch Corporate Entity will not be subject to any Dutch income taxes on capital gains in respect of disposal of the Preference Shares under the Offer or the Buy-Out, unless:

(a)                                the Non-Dutch Corporate Entity derives profits from an enterprise, which enterprise is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands, to which the Preference Shares are attributable; or

(b)                                the Non-Dutch Corporate Entity is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the Preference Shares are attributable.

Under certain specific circumstances, Dutch taxation rights may be restricted for Non-Dutch Individuals and Non-Dutch Corporate Entities pursuant to treaties for the avoidance of double taxation.

9.3.4                    Other taxes and duties

No other Dutch taxes, including taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by, or on behalf of, the Preference Shareholder by reason only of the disposal of the Preference Shares under the Offer or the Buy-Out.

10                                 FURTHER STATEMENTS PURSUANT TO THE DECREE

10.1                       Declarations

In addition to the other statements set out in this offer memorandum, the Offeror and Unilever PLC hereby declare as follows.

(i)                                    The current members of the NV Board, the PLC Board and the board of the Offeror will continue to serve as the only members of these boards following the Settlement Date.

(ii)                                 No compensation will be paid to the members of the NV Board, the PLC Board and the board of the Offeror in connection with declaring the Offer unconditional.

(iii)                              No transactions have been effected and agreements have been concluded in connection with securities in the Company during the year prior to the public announcement of the availability of the offer memorandum by legal entities with which the Offeror, Unilever PLC or the Company is affiliated in the Unilever Group, other than the Company’s purchases to satisfy obligations under Unilever’s LTIPs and the Company’s purchases under the Unilever Share Buy-Back Programme as announced on 18 May 2017. As per 29 September 2017, the Company has bought back 47,647,349 of its ordinary shares through the current share buy-back programme against payment of the prices as indicated on www.unilever.com/investor-relations/unilever-shares/about-shares/Unilever-share-buy-back-programme/.

(iv)                             There will be no adverse consequences for the employees of Unilever NV or Unilever PLC as a direct or indirect result of the Offer.

(v)                                The Offer will have no implications for the business operations and the place of business of the Company.

(vi)                             No dissolution clauses or penalty clauses were agreed between the Offeror, Unilever PLC or the Company.

10.2                       Costs

The costs of the Company, the Offeror and Unilever PLC for legal advisers, financial advisers, accountants and communications advisers incurred and expected to be incurred in relation to the Offer amount to approximately EUR 1,405,000 and will be borne by Unilever PLC.

11                                 PRESS RELEASE

11.1                       Press release of Unilever dated 9 August 2017

Unilever PLC, 100 Victoria Embankment, London, EC4Y 0DY
Unilever N.V., Weena 455, 3013 AL Rotterdam
press-offce.london@unilever.com / mediarelations.rotterdam@unilever.com
www.unilever.com

UNILEVER TO BUY BACK PREFERENCE SHARES

London/Rotterdam, 9th August, 2017 — Unilever today announced that it has agreed terms with NN Investment Partners B.V. (“NN”) and ASR Nederland N.V. (“ASR”) for the acquisition of all their 6% and 7% cumulative preference shares in Unilever N.V. These represent approximately 97% of all the outstanding 6% and 7% cumulative preference shares and will be acquired by means of a public offer which Unilever intends to launch so as to enable all holders of the 6% and 7% cumulative preference shares to access the same terms as have been agreed with NN and ASR. This offer would value all of the outstanding 6% and 7% cumulative preference shares at €450 million.

This represents an important step in simplifying the capital structure, which Unilever has been pursuing for many years. It will make Unilever easier to understand, and improve corporate governance by strengthening the link between economic interest and voting rights for our shareholders.

Further details of the offer

Unilever intends to launch a public offer for (depository receipts of) all 6% and 7% cumulative preference (sub-) shares in the capital of Unilever N.V. (together the “Preference Shares”) (the “Offer”). The Offer will be made at a price of:

•    €3,078.00 per 6% Preference Share

•    €307.80 per 6% sub-Preference Share (ISIN NL0000388742)

•    €3,262.00 per 7% Preference Share (ISIN NL0000388726)

•    €326.20 per 7% (depository receipt of sub-) Preference Share (ISIN NL0000388684)

The offer price is cum dividend except for the accrued dividend that Unilever N.V. will pay in September 2017 as previously announced.

NN and ASR have each irrevocably committed to accept the Offer and tender the Preference Shares held by them under the Offer against payment of the offer price and subject to the terms of the Offer. In accordance with applicable offer rules, any information shared with NN and ASR about the Offer shall be included in the offer memorandum.

Upon completion of the Offer, Unilever intends to commence statutory proceedings to acquire any remaining outstanding Preference Shares and to terminate the listings of the Preference Shares on Euronext Amsterdam, and it is intended that the Offer will be made by Unilever PLC (or a subsidiary) to facilitate this. The aggregate consideration under the Offer will be financed by utilising available cash and/or existing facilities.

Indicative timetable

Unilever intends to submit a request for approval of the offer memorandum to the Dutch Authority for the Financial Markets (AFM) as soon as practicable and within the statutory period of 12 weeks, and to publish the offer memorandum upon approval from the AFM. The Offer is expected to be launched in Q3 2017. As the Offer will qualify as a partial offer under the applicable offer rules, the duration of the acceptance period will be two weeks and certain other rules will apply. Settlement of the Offer is expected in Q4 2017.

Background

The Preference Shares were issued between 1927 and 1964, and have a high nominal value. Under Dutch law, ordinary and preference shares are entitled to voting rights in proportion to their nominal value at any general meeting of shareholders of Unilever N.V.

Unilever PLC	Unilever N.V.

Unilever House	Weena 455
100 Victoria Embankment	3013 AL Rotterdam
London EC4Y 0DY	The Netherlands
United Kingdom

www.unilever.com

Louise.Phillips@unilever.com	Fleur-van.Bruggen@unilever.com
+44 7825 049 151	+31 6 1500 8293

This is a joint press release by Unilever PLC and Unilever N.V., contains inside information and is made pursuant to the provisions of Section 5 Paragraph 1 and Section 7 Paragraphs 1 and 4 of the Netherlands Decree on Public Takeover Bids (Besluit Openbare Biedingen Wft) in connection with the intended public offer by Unilever PLC (or its subsidiary) for all the issued and outstanding preference shares in the capital of Unilever N.V. This announcement does not constitute an offer, or any solicitation of any offer, to buy or subscribe for any securities in Unilever N.V. Any offer will be made only by means of an offer memorandum. This announcement is not for release, publication or distribution, in whole or in part, in or into, directly or indirectly, Canada or Japan.

Safe Harbour

This announcement may contain forward-looking statements, including ‘forward-looking statements’ within the meaning of the United States Private Securities Litigation Reform Act of 1995. Words such as ‘will’, ‘intends’, or the negative of these terms and other similar expressions and their negatives, are intended to identify such forward-looking statements. These forward-looking statements are based upon current expectations and assumptions. They are not historical facts, nor are they guarantees of future performance.

These forward-looking statements speak only as of the date of this announcement. Except as required by any applicable law or regulation, the Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Group’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Further details of potential risks and uncertainties affecting the Group are described in the Group’s filings with the London Stock Exchange, Euronext Amsterdam and the US Securities and Exchange Commission, including in the Annual Report on Form 20-F 2016 and the Unilever Annual Report and Accounts 2016.

12                                 DUTCH LANGUAGE SUMMARY (NEDERLANDSTALIGE SAMENVATTING)

In dit hoofdstuk 12 wordt een Nederlandstalige samenvatting gegeven van het biedingsbericht dat is uitgegeven ter zake van het Bod dat door de Bieder is uitgebracht op alle Preferente Aandelen in het geplaatste kapitaal van de Vennootschap, zoals beschreven in het biedingsbericht.

De gedefinieerde termen in dit hoofdstuk 12 hebben de betekenis die daaraan in hoofdstuk 12.3 is gegeven. Deze Nederlandstalige samenvatting maakt deel uit van het biedingsbericht, maar vervangt deze niet. Deze Nederlandstalige samenvatting is niet volledig en bevat niet alle informatie die voor Preferente Aandeelhouders van belang is om zich een afgewogen oordeel te kunnen vormen over het Bod. Het lezen van deze Nederlandstalige samenvatting mag derhalve niet worden beschouwd als een alternatief voor het bestuderen van het volledige biedingsbericht. Preferente Aandeelhouders wordt geadviseerd het volledige biedingsbericht (inclusief alle documenten die daarin door middel van verwijzing zijn opgenomen) zorgvuldig te bestuderen en zo nodig onafhankelijk financieel en juridisch advies in te winnen teneinde zich een afgewogen oordeel te kunnen vormen over het Bod en de beschrijving daarvan in het biedingsbericht. Daarnaast zullen Preferente Aandeelhouders mogelijk hun belastingadviseur willen raadplegen met betrekking tot de fiscale gevolgen van het aanmelden van Preferente Aandelen onder het Bod. Preferente Aandeelhouders die overwegen hun Preferente Aandelen niet aan te melden, wordt geadviseerd in het bijzonder hoofdstuk 6.10 (Consequences of the Offer for non-tendering Preference Shareholders) door te nemen.

In geval van verschillen tussen deze Nederlandstalige samenvatting en de Engelse tekst van het biedingsbericht prevaleert de Engelse tekst van het biedingsbericht (inclusief alle documenten die daarin door middel van verwijzing zijn opgenomen).

12.1                       Restricties

Het uitbrengen van het Bod en/of de verkrijgbaarstelling van het biedingsbericht kan (in bepaalde jurisdicties) aan bepaalde restricties onderhevig zijn. Deze restricties zijn opgenomen in hoofdstukken 2 (Restrictions) en 3 (Important information) en zijn ook van toepassing op deze Nederlandstalige samenvatting.

12.2                       Verantwoordelijkheid

Uitsluitend de Bieder en Unilever PLC zijn verantwoordelijk voor de juistheid en volledigheid van de informatie die in het biedingsbericht is verstrekt. De Bieder, Unilever PLC en de bestuurders van beide vennootschappen zoals vermeld in hoofdstuk 12.4 (Bieder), bevestigen dat de informatie in het biedingsbericht, voor zover hen redelijkerwijs bekend is en na het treffen van redelijke maatregelen om ervoor zorg te dragen dat zulks het geval is, overeenstemt met de werkelijkheid en dat geen gegevens zijn weggelaten als gevolg waarvan de strekking van het biedingsbericht zou wijzigen.

De Bieder en Unilever PLC zijn verantwoordelijk voor alle informatie in het biedingsbericht, inclusief de informatie die door derden is verstrekt, zoals omschreven in hoofdstuk 3.4 (Responsibility for information included in the offer memorandum).

12.3                       Nederlandstalige definities

“6% Preferente (hele) Aandelen” betekent de 6% cumulatief preferente aandelen met een nominale waarde van EUR 428,57 per aandeel in het aandelenkapitaal van de Vennootschap. Alle 6% Preferente (hele) Aandelen zijn uitgegeven in de vorm van onderaandelen.

“6% Preferente Onderaandelen” betekent de onderaandelen van de 6% Preferente (hele) Aandelen met een nominale waarde van EUR 42,86 per onderaandeel in het aandelenkapitaal van de Vennootschap. Elk van de 6% Preferente Onderaandelen vertegenwoordigt een tiende (1/10) van de waarde van de 6% Preferente (hele) Aandelen.

“7% Preferente Aandelen” betekent de 7% Preferente (hele) Aandelen en de 7% Preferente Onderaandelen, gezamenlijk (7% Preference Shares).

“7% Preferente (hele) Aandelen” betekent de 7% cumulatief preferente aandelen met een nominale waarde van EUR 428,57 per aandeel in het aandelenkapitaal van de Vennootschap.

“7% Preferente Onderaandelen” betekent de onderaandelen van 7% Preferente (hele) Aandelen met een nominale waarde van EUR 42,86 per onderaandeel in het aandelenkapitaal van de Vennootschap gehouden door andere partijen dan de Stichting Administratiekantoor Unilever N.V., gezamenlijk met de Certificaten van Aandelen. Elk van de 7% Preferente Onderaandelen vertegenwoordigt een tiende (1/10) van de waarde van de 7% Preferente (hele) Aandelen.

“Aangemelde Preferente Aandelen” betekent elk Preferent Aandeel dat voorafgaand aan, of op, de Uiterste Dag van Aanmelding op geldige wijze is aangemeld (of op ongeldige wijze, indien de Bieder de aanmelding desalniettemin heeft aanvaard) en geleverd onder het Bod.

“Aanmeldingstermijn” betekent de periode gedurende welke de Preferente Aandeelhouders hun Preferente Aandelen kunnen aanbieden onder het Bod (Acceptance Period).

“Administratieve Biedingsagent” betekent de Administrative Tender Agent, zoals gedefinieerd in hoofdstuk 3.7 (Contact details).

“Betaal- en Wisselkantoor” betekent de Exchange Agent, zoals gedefinieerd in hoofdstuk 3.7 (Contact details).

“Bob” betekent het Besluit openbare biedingen Wft (Decree).

“Bod” betekent het bod zoals uiteengezet in het biedingsbericht.

“Bieder” betekent Unilever Corporate Holdings Nederland B.V., een besloten vennootschap met beperkte aansprakelijkheid, opgericht naar Nederlands recht met statutaire zetel in Rotterdam, Nederland. De Bieder is ingeschreven in het handelsregister van de Kamer van Koophandel onder nummer 69569444 en is een 100% dochtervennootschap van Unilever PLC.

“Biedprijs” heeft de betekenis zoals gedefinieerd in hoofdstuk 12.6 (Biedprijs).

“Certificaten van Aandelen” betekent certificaten van aandelen met een nominale waarde van EUR 42,86 per certificaat, uitgegeven door de Stichting Administratiekantoor Unilever N.V. voor onderaandelen van 7% Preferente (hele) Aandelen met een nominale waarde van EUR 42,86 per onderaandeel in het aandelenkapitaal van de gehouden door de Stichting Administratiekantoor Unilever N.V.

“Dag van Gestanddoening” betekent de datum waarop de Bieder publiekelijk aankondigt dat hij het Bod gestand doet, niet later dan drie (3) Werkdagen na de Uiterste Dag van Aanmelding (Unconditional Date).

“Dag van Overdracht” betekent de datum waarop de Preferente Aandelen moeten worden overgedragen aan de Bieder en de Bieder de Biedprijs zal betalen aan de Preferente Aandeelhouders voor elk Preferent Aandeel dat op geldige wijze is aangeboden (of op ongeldige wijze, indien door de Bieder afstand wordt gedaan van deze ongeldigheid) en geleverd, niet later dan vijf (5) werkdagen na de Dag van Gestanddoening (Settlement Date).

“Intermediair” betekent een intermediair, zoals bedoeld in artikel 1 van de Wet giraal effectenverkeer.

“Na-Aanmeldingstermijn” betekent een periode van twee (2) weken na de Aanmeldingstermijn, gedurende welke Preferente Aandeelhouders die hun Preferente Aandelen nog niet hebben aangemeld onder het Bod de mogelijkheid wordt geboden dit alsnog te doen, op dezelfde wijze en op basis van dezelfde voorwaarden als opgenomen in het biedingsbericht (Post-Acceptance Period).

“Preferente Aandeelhouders” betekent de houders van de Preferente Aandelen.

“Preferente Aandelen” betekent de 6% Preferente Onderaandelen en de 7% Preferente Aandelen gezamenlijk.

“Toepasselijke Regelgeving” betekent alle regelgeving of voorschriften uitgevaardigd op grond van de Wet op het financieel toezicht en het Bob, de beleidsrichtlijnen en instructies van de Stichting Autoriteit Financiële Markten, de SER-besluit Fusiegedragsregels 2000, de Wet op de ondernemingsraden, de regels en voorschriften van Euronext, het Burgerlijk Wetboek, en toepasselijke mededingingswetten en regelgeving (Merger Rules).

“Uiterste Dag van Aanmelding” is gedefinieerd in hoofdstuk 12.9 (Aanmelding) (Acceptance Closing Date).

“Vennootschap” betekent Unilever N.V., een naamloze vennootschap met beperkte aansprakelijkheid, gevestigd in Rotterdam, met adres Weena 455, 3013 AL, Rotterdam, en ingeschreven in het handelsregister van de Kamer van Koophandel onder nummer 24051830.

“Werkdag” betekent een dag die (niet zijnde een zaterdag of een zondag) waarop banken en Euronext open zijn.

12.4                       Bieder

Het bestuur van de Bieder bestaat uit de volgende personen:

Bestuurslid

R C Hazell
M G Roovers
R van Gelder

Het bestuur van Unilever PLC bestaat uit de volgende personen:

Bestuurslid	Rol
P G J M Polman	CEO / executive director
G Pitkethly	CFO / executive director
M Dekkers	Chairman / Non-executive director
N S Andersen	Non-executive director
L M Cha	Non-executive director
V Colao	Non-executive director
A M Fudge	Non-executive director
J Hartmann	Non-executive director
M Ma	Non-executive director
S Masiyiwa	Non-executive director
Y Moon	Non-executive director
J Rishton	Non-executive director
F Sijbesma	Non-executive director

12.5                       Het Bod en de uitnodiging aan Preferente Aandeelhouders

De Bieder brengt hierbij een openbaar (partieel) bod in contanten uit aan alle Preferente Aandeelhouders om alle geplaatste Preferente Aandelen te verwerven onder de voorwaarden en conform de restricties zoals beschreven in het biedingsbericht.

Preferente Aandeelhouders worden hierbij uitgenodigd om hun Preferente Aandelen onder het Bod aan te melden op de wijze en onder de voorwaarden zoals beschreven in het biedingsbericht.

Het Bod is niet afhankelijk van de vervulling van enige opschortende voorwaarde. Wanneer in het biedingsbericht wordt verwezen naar de “voorwaarden” van het bod, dan heeft dit alleen betrekking op de voorwaarden waarmee rekening moet worden gehouden door de Preferente Aandeelhouders indien zij hun Preferente Aandelen aanbieden.

12.6                       Biedprijs

Voor ieder Preferent Aandeel dat op geldige wijze is aangemeld (of op ongeldige wijze, indien de Bieder de aanmelding desalniettemin heeft aanvaard) en geleverd onder het Bod, onder de voorwaarde dat de Bieder het Bod gestand doet, betaalt de Bieder een vergoeding (de “Biedprijs”). De Biedprijs wordt betaald in contanten, zonder rente of belasting en is cum dividend, met uitzondering van het dividend over het jaar 2017 dat is betaald op 6 september 2017 aan alle houders van Preferente Aandelen die waren geregistreerd als aandeelhouder op 4 augustus 2017. De Biedprijs per type Preferent Aandeel is als volgt:

Type Preferent Aandeel			ISIN code	Nominale waarde		Biedprijs
6% Preferente Onderaandelen			NL0000388742	EUR	42.86	EUR	307.80
7% Preferente Aandelen	7% Preferente (hele) Aandelen		NL0000388726	EUR	428.57	EUR	3,262
	7% Preferente Onder-aandelen	Certificaten van Aandelen	NL0000388684	EUR	42.86	EUR	326.20
		Onderaandelen van 7% Preferente (hele) Aandelen waarvoor geen certificaten zijn uitgegeven	N/A

12.7                       Financiering van het Bod

Onder verwijzing naar artikel 7 lid 4 Bob, heeft Unilever PLC op 9 augustus 2017 aangekondigd over voldoende middelen te beschikken om aan haar verplichtingen onder het Bod te kunnen voldoen. Unilever PLC zal het Bod financieren door middel van kasmiddelen en/of bestaande faciliteiten.

12.8                       Aanvaarding van het Bod door Preferente Aandeelhouders

12.8.1             Algemeen

Het aanmelden van een Preferent Aandeel door een Preferente Aandeelhouder zal gelden als een aanvaarding door die Preferente Aandeelhouder van het Bod. Alvorens enige actie te ondernemen, dienen Preferente Aandeelhouders zorgvuldig na te gaan hoe zij hun Preferente Aandelen houden: via een Intermediair of rechtstreeks (i.e., individueel geregistreerd in het aandeelhoudersregister van de Vennootschap). Bij enige twijfel kunnen Preferente Aandeelhouders contact opnemen met ABN AMRO Bank N.V. als het Betaal- en Wisselkantoor of met SGG Financial Services B.V. als de Administratieve Biedingsagent op de respectievelijke telefoonnummers +31 (0)20 344 2000 en +31 (0)20 5222 555.

12.8.2             Aanvaarding door Preferente Aandeelhouders via een Intermediair

Preferente Aandeelhouders die hun Preferente Aandelen houden via een Intermediair worden verzocht om hun aanmelding via hun bewaarder, bank of commissionair niet later dan op de Uiterste Dag van Aanmelding om 17:40 uur CET bekend te maken.

De bewaarder, bank of commissionair kan een eerdere deadline vaststellen voor aanmelding door Preferente Aandeelhouders teneinde zichzelf in de gelegenheid te brengen om de aanmelding op tijdige wijze door te geven aan het Betaal- en Wisselkantoor. Dienovereenkomstig dienen Preferente Aandeelhouders die Preferente Aandelen houden via een Intermediair zich te houden aan de data gecommuniceerd door de relevante Intermediair aangezien zulke data kunnen verschillen van de tijden en data in het biedingsbericht.

Intermediairs mogen de aanmeldingen enkel indienen bij het Betaal- en Wisselkantoor en enkel in schriftelijke vorm. Bij het indienen van de aanmeldingen dienen de Intermediairs te verklaren dat:

(a)                                zij de Aangemelde Preferente Aandelen in hun administratie hebben opgenomen;

(b)                                iedere Preferente Aandeelhouder die het Bod accepteert, onherroepelijk verklaart en garandeert dat de Aangemelde Preferente Aandelen worden aangemeld in overeenstemming met de restricties die worden genoemd in de hoofdstukken 2 (Restrictions) en 3 (Important information), en de andere toepasselijke (effectenrechtelijke) wetgeving van de jurisdictie(s) waarin de betrokken Preferente Aandeelhouder zich bevindt of waarvan hij ingezetene is, is nageleefd en geen registratie, goedkeuring of deponering bij enige toezichthoudende instantie van die jurisdictie(s) vereist is in verband met de Aangemelde Preferente Aandelen; en

(c)                                 zij zich verplichten om de Aangemelde Preferente Aandelen te leveren aan de Bieder voor of uiterlijk op de Dag van Overdracht, onder de voorwaarde dat de Bieder het Bod gestand doet.

Elke Preferente Aandeelhouder is verantwoordelijk voor de levering van zijn Preferente Aandelen aan de Bieder.

Behoudens geldige intrekking van een aanmelding van Preferente Aandelen op grond van artikel 5b(5), 15(8) en 15a(3) van het Bob, dient het aanmelden van Preferente Aandelen ter aanvaarding van het Bod te gelden als onherroepelijke instructie(s) van de betreffende Preferente Aandeelhouder aan de betreffende Intermediair (i) tot het blokkeren van enigerlei poging de Aangemelde Preferente Aandelen over te dragen, zodat op of voorafgaand aan de Dag van Overdracht niet tot levering van zulke Preferente Aandelen kan worden overgegaan (anders dan aan het Betaal- en Wisselkantoor op of voorafgaand aan de Dag van Overdracht als de Bieder het Bod gestand doet en de Preferente Aandelen voor koop zijn geaccepteerd), (ii) om de effectenrekening waar zulke Preferente Aandelen op gehouden worden te debiteren op de Dag van Overdracht ten aanzien van alle Aangemelde Preferente Aandelen tegen betaling door het Betaal- en Wisselkantoor van de Biedprijs met betrekking tot deze Preferente Aandelen en (iii) deze Aangemelde Preferente Aandelen te leveren aan de Bieder.

12.8.3             Aanvaarding door individueel geregistreerde Preferente Aandeelhouders

Preferente Aandeelhouders die individueel zijn geregistreerd in het aandeelhoudersregister van de Vennootschap en die hun Preferente Aandelen willen aanmelden onder het Bod en deze willen overdragen, dienen een compleet en getekend aanmeldingsformulier te overhandigen aan de Administratieve Biedingsagent in overeenstemming met de voorwaarden en restricties van het Bod, niet later dan op de Uiterste Dag van Aanmelding om 17:40 uur CET. De aanmeldingsformulieren zijn op verzoek verkrijgbaar bij de Administratieve Biedingsagent. Het aanmeldingsformulier zal tevens dienen als een akte van levering met betrekking tot de Preferente Aandelen waarnaar daarin wordt verwezen.

12.8.4             Aanvaarding door Preferente Aandeelhouders die in het bezit zijn van bewijzen van aandelen aan toonder met dividend coupons (K-stukken)

Preferente Aandeelhouders die in het bezit zijn van bewijzen van aandelen aan toonder met dividend coupons (K-stukken) van aandelen aan toonder die door en met de statutenwijziging op 22 mei 2006 zijn omgezet in Preferente Aandelen op naam, die de met die bewijzen van aandelen aan toonder corresponderende Preferente Aandelen willen aanbieden onder het bod en deze willen overdragen, dienen deze bewijzen van aandelen aan toonder met dividend coupons te overhandigen aan de Administratieve Biedingsagent door middel van aangetekende post, per koerier of in persoon, tezamen met een compleet ingevuld en getekend aanmeldingsformulier. In overeenstemming met de voorwaarden en restricties van het Bod, dienen de bewijzen van aandelen aan toonder met dividend coupons te zijn ontvangen door de Administratieve Biedingsagent uiterlijk op de Uiterste Dag van Aanmelding om 17:40 uur CET. De aanmeldingsformulieren zijn op verzoek verkrijgbaar bij de Administratieve Biedingsagent.

12.9                       Aanmelding

Aanmeldingstermijn zonder verlenging

De Aanmeldingstermijn bedraagt twee weken en vangt aan om 9:00 uur CET op 12 oktober 2017 en eindigt op 25 oktober 2017 om 17:40 uur CET (de “Uiterste Dag van Aanmelding”). De verplichting van de Bieder om het Bod gestand te doen is niet verbonden aan enige voorwaarden en is onherroepelijk. Er zal geen verlenging van de Aanmeldingstermijn plaatsvinden op grond van artikel 15 Bob.

Gestanddoening

De Bieder zal niet later dan de derde (3e) Werkdag na de Uiterste Dag van Aanmelding, openbaar mededelen het Bod gestand te doen. De Bieder zal het Bod niet intrekken als een derde partij een openbaar bod doet op de Preferente Aandelen voor de Uiterste Dag van Aanmelding of als een derde partij aankondigt dat hij de intentie heeft om een dergelijk bod te doen voor die datum.

Na-Aanmeldingstermijn

Wanneer de Bieder het Bod gestand doet, zal de Bieder in overeenstemming met artikel 17 Bob binnen drie (3) Werkdagen na gestanddoening van het Bod een Na-Aanmeldingstermijn aankondigen van een (1) week, gedurende welke Preferente Aandeelhouders die hun Preferente Aandelen nog niet hebben aangemeld onder het Bod de mogelijkheid wordt geboden om dit alsnog te doen, op dezelfde wijze en op basis van dezelfde voorwaarden als opgenomen in het biedingsbericht. De Na-Aanmeldingstermijn zal aanvangen op de eerste (1e) Werkdag na de dag waarop deze is aangekondigd.

12.10                Overdracht

Wanneer de Bieder openbaar mededeelt het Bod gestand te doen, zullen Preferente Aandeelhouders die hun Preferente Aandelen ter aanvaarding van het Bod op geldige wijze hebben aangemeld (of op ongeldige wijze, indien de Bieder de aanmelding desalniettemin heeft aanvaard) en geleverd op of voorafgaand aan de Uiterste Dag van Aanmelding, binnen vijf (5) Werkdagen volgend op de Dag van Gestanddoening voor ieder Aangemeld Preferent Aandeel de relevante Biedprijs betaald krijgen door het Betaal- en Wisselkantoor. Vanaf dat moment is ontbinding of vernietiging van de aanbieding of levering van Preferente Aandelen niet meer toegestaan. De Bieder kan niet garanderen dat de Preferente Aandeelhouders binnen deze periode betaald worden nu dit mogelijk afhankelijk is van het moment van (door)betaling van het bedrag door het Betaal- en Wisselkantoor of de Intermediair aan de Preferente Aandeelhouder.

13                                 ADVISERS, EXCHANGE AGENT AND ADMINISTRATIVE TENDER AGENT

ADVISERS TO UNILEVER

Financial advisers

Morgan Stanley & Co.	Centerview Partners UK LLP
International plc	100 Pall Mall
25 Cabot Square | Canary Wharf	London SW1Y 5NQ
London E14 4QA	United Kingdom
United Kingdom

Legal advisers

Linklaters LLP	De Brauw Blackstone Westbroek N.V.
Zuidplein 180	Claude Debussylaan 80
1077 XV Amsterdam	1082 MD Amsterdam
The Netherlands	The Netherlands

EXCHANGE AGENT

ABN AMRO Bank N.V.

Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands

ADMINISTRATIVE TENDER AGENT

SGG Financial Services B.V.

Hoogoorddreef 15
1101 BA Amsterdam
The Netherlands